UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
COMPLETE PRODUCTION SERVICES, INC.

(Name of Registrant as Specified in its Charter)

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April 4, 2008

Dear Stockholder:

You are invited to attend the annual meeting of stockholders of Complete Production Services, Inc. to be held on May 22, 2008, at 9:00 a.m. local time, at The Lancaster Hotel, 701 Texas Avenue, Houston, Texas 77002.

At this year’s annual meeting you will be asked to: (i) elect three directors to serve for a three-year term; (ii) approve the Complete Production Services, Inc. 2008 Incentive Award Plan; (iii) ratify the selection of our independent registered public accountants; and (iv) transact such other business as may properly come before the annual meeting. The accompanying Notice of Meeting and Proxy Statement describe these matters. We urge you to read this information carefully.

Your board of directors unanimously believes that election of its nominees for directors, approval of the Complete Production Services, Inc. 2008 Incentive Award Plan and ratification of the Audit Committee’s selection of independent registered public accountants are in the best interests of Complete Production Services, Inc. and its stockholders, and, accordingly, recommends a vote “FOR” election of each of the three nominees for directors, “FOR” the approval of the Complete Production Services, Inc. 2008 Incentive Award Plan and “FOR” the ratification of the selection of Grant Thornton LLP as our independent registered public accountants.

In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to comments and questions of general interest to stockholders.

It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. You may vote by completing and mailing the enclosed proxy card or the voting instruction form provided by your broker or other nominee. This will ensure your shares are represented at the annual meeting. Your vote is important!

Sincerely,

James F. Maroney
Vice President, Secretary and General Counsel

COMPLETE PRODUCTION SERVICES, INC.
11700 Old Katy Road, Suite 300
Houston, Texas 77079

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2008

To the stockholders of Complete Production Services, Inc.:

We will hold our annual meeting of stockholders at The Lancaster Hotel, 701 Texas Avenue, Houston, Texas 77002, on May 22, 2008, at 9:00 A.M. local time, for the following purposes:

1. To elect Robert S. Boswell, Michael McShane and Marcus A. Watts as directors with a three-year term expiring at the 2011 annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal.

2. To approve the Complete Production Services, Inc. 2008 Incentive Award Plan.

3. To ratify the selection of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending December 31, 2008.

4. To transact any other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

These items of business are described in the attached proxy statement. Only our stockholders of record at the close of business on March 25, 2008, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting.

A list of stockholders eligible to vote at our annual meeting will be available for inspection at the annual meeting, and at our executive offices during regular business hours for a period of no less than ten days prior to the annual meeting.

Your vote is very important. It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. You may vote by completing and mailing the enclosed proxy card or voting instruction form. If your shares are held in “street name,” which means shares held of record by a broker, bank or other nominee, you should check the voting instruction form used by that firm to determine whether you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing the enclosed proxy card or voting instruction card will ensure your shares are represented at the annual meeting. Please review the instructions in this proxy statement and the enclosed proxy card or the information forwarded by your broker, bank or other nominee regarding your voting rights.

By Order of the Board of Directors,

James F. Maroney
Vice President, Secretary and General Counsel
Complete Production Services, Inc.

i

ii

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

The enclosed proxy is solicited on behalf of the board of directors of Complete Production Services, Inc., a Delaware corporation (“Complete Production Services,” “we,” “our” or “us”), for use at the 2008 annual meeting of stockholders to be held on Thursday, May 22, 2008, at 9:00 A.M. local time, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying notice of annual meeting and any business properly brought before the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the annual meeting. We intend to mail this proxy statement and accompanying proxy card on or about April 9, 2008 to all stockholders entitled to vote at the annual meeting. The annual meeting will be held at The Lancaster Hotel, 701 Texas Avenue, Houston, Texas 77002. Directions to attend the meeting can be found on our Internet website, www.completeproduction.com.

Important Notice Regarding the Availability of Proxy Materials for the 2008 Stockholder Meeting to Be Held on May 22, 2008

This proxy statement and our 2007 annual report to stockholders are available on our website address at www.completeproduction.com/fin-reports. This website address contains the following documents: the notice of the annual meeting, this proxy statement and proxy card sample, and the 2007 annual report to stockholders. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote

You are entitled to vote if you were a stockholder of record of our common stock as of the close of business on March 25, 2008. You are entitled to one vote for each share of common stock held on all matters to be voted upon at the annual meeting. Your shares may be voted at the annual meeting only if you are present in person or represented by a valid proxy.

Voting by Proxy

The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If you hold your shares of common stock as a record holder, you may vote by completing, dating and signing the enclosed proxy card and promptly returning it in the enclosed, preaddressed, postage paid envelope or otherwise mailing it to us. If you hold your shares of common stock in “street name,” which means your shares are held of record by a broker, bank or nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. A large number of banks and brokerage firms are participating in the Broadridge Investor Communication Solutions, Inc. (formerly ADP Investor Communication Services) online program. This program provides eligible stockholders the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in Broadridge’s program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the enclosed paper proxy in the self-addressed postage paid envelope provided.

Your vote is very important. Accordingly, please complete, sign and return the enclosed proxy card or voting instruction card whether or not you plan to attend the annual meeting in person. You should vote by submitting your proxy or voting instructions even if you plan to attend the annual meeting.

All properly signed proxies that are received before the polls are closed at the annual meeting and that are not revoked will be voted at the annual meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted “FOR” the election of each of the three nominees for director, “FOR” the approval of the Complete Production Services, Inc. 2008 Incentive Award Plan and “FOR” the ratification of the selection of the independent auditors.

The enclosed proxy gives each of Joseph C. Winkler and James F. Maroney discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the annual meeting.

Voting in Person

If you are a stockholder of record and plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote in person at the annual meeting, you must bring to the annual meeting a legal proxy from the record holder of the shares (your broker or other nominee) authorizing you to vote at the annual meeting.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the annual meeting by taking any of the following actions:

•	delivering to our corporate secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new proxy, relating to the same shares and bearing a later date than the original proxy; or

•	attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Complete Production Services, Inc.
11700 Old Katy Road, Suite 300
Houston, Texas 77079
Attn: Secretary

If your shares are held in “street name” by a broker or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

Broker Non-votes

Brokers or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote at their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters which the New York Stock Exchange (“NYSE”), determines to be “non-routine,” without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker holds your common stock in “street name,” your broker will vote your shares on “non-routine” proposals only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement. The election of directors and ratification of accountants are generally considered to be routine proposals, while approval of the Complete Production Services Inc. 2008 Incentive Award Plan is considered to be a non-routine proposal.

Quorum and Votes Required

At the close of business on March 25, 2008, 73,488,736 shares of our common stock were outstanding and entitled to vote. All votes will be tabulated by the inspector of election appointed for the annual meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

A majority of the outstanding shares of common stock present in person or represented by proxy will constitute a quorum at the annual meeting. Shares of common stock held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker non-votes will be counted as present for purposes of determining a quorum.

For Proposal 1, directors will be elected by a plurality of the votes cast. Thus the three nominees receiving the greatest votes will be elected. As a result, abstentions will not be counted in determining which nominees received the largest number of votes cast. Brokers generally have discretionary authority to vote on the election of directors and thus broker non-votes are generally not expected to result from the vote on election of directors. Any broker non-votes that may result will not affect the outcome of the election.

For Proposal 2, approval of the Complete Production Services, Inc. 2008 Incentive Award Plan, is governed by the NYSE listing standards, which require that to be approved, the plan must receive the affirmative vote of the holders of a majority of the shares of common stock cast on such proposal, in person or by proxy, provided that the votes cast on the proposal represent over 50% of the total outstanding shares of common stock entitled to vote on the proposal. Under this standard, votes “For” and “Against” and abstentions count as votes cast, while broker non-votes do not count as votes cast. All outstanding shares on the record date, including shares resulting in broker non-votes, count as shares entitled to vote. Thus, the total sum of votes “For,” votes “Against,” and abstentions, which sum is referred to as the “NYSE Votes Cast,” must be greater than 50% of the total outstanding shares of common stock. Once satisfied, the number of votes “For” the proposal must be greater than 50% of the NYSE Votes Cast. Abstentions will have the effect of a vote against Proposal 2. The approval of an equity plan is a matter on which brokers or other nominees are not empowered to vote without direction from the beneficial owner. Thus, broker non-votes can result from Proposal 2 and may make it difficult to satisfy the NYSE Votes Cast requirement.

For Proposal 3, the affirmative vote of a majority of the shares represented in person or by proxy at the annual meeting and entitled to vote is required for the ratification of the selection of Grant Thornton LLP as our independent auditors. Abstentions will have the same effect as votes against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent auditors, thus broker non-votes are generally not expected to result from the vote on Proposal 3. Any broker non-votes that may result will not affect the outcome of this proposal.

Solicitation of Proxies

Our board of directors is soliciting proxies for the annual meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We have engaged Morrow & Co., LLC, to assist in the solicitation of proxies and to provide related advice and informational support, for a service fee of approximately $5,500 (which includes an advance against expenses of $2,500) and the reimbursement of additional customary expenses. We also may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.

Assistance

If you need assistance in completing your proxy card or have questions regarding the annual meeting, please contact our investor relations department at (281) 372-2300 or investor.relations@completeproduction.com or write to: Complete Production Services, Inc., 11700 Old Katy Road, Suite 300, Houston, Texas 77079, Attn: Investor Relations.

Important Information About Us

On September 12, 2005, Integrated Production Services, Inc. (“IPS”), Complete Energy Services, Inc. (“CES”) and I.E. Miller Services, Inc. (“IEM”) were combined and became Complete Production Services,

Inc. in a transaction we refer to as the “Combination.” IPS was the acquirer in the Combination and was subsequently renamed Complete Production Services, Inc. On April 20, 2006, we entered into an underwriting agreement in connection with our initial public offering and became subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). On April 21, 2006, our common stock began trading on the NYSE under the symbol “CPX.”

ITEM 1:

ELECTION OF DIRECTORS

Board Structure

Our Amended and Restated Certificate of Incorporation provides that the number of directors shall be set by our board of directors. Our board of directors has set the current authorized directors at nine members. The directors are divided into three classes, with each class serving for a term of three years. At each annual meeting, the term of one class expires. The class of directors with a term expiring at this annual meeting, Class III, consists of three directors: Robert S. Boswell; Michael McShane; and Marcus A. Watts. Effective as of March 20, 2007, David C. Baldwin, a Class III director, resigned from our board of directors and Michael McShane and Marcus A. Watts were each appointed as Class III directors to our board of directors to serve until the 2008 annual meeting of stockholders. Also on March 20, 2007, Mr. Winkler was appointed our Chairman of the Board and Mr. Waite was appointed our Presiding Non-Employee Director.

Board Nominees

Based upon the recommendation of our Nominating and Corporate Governance Committee, our board of directors has nominated Michael McShane and Marcus A. Watts for election, and Robert S. Boswell for re-election, as directors to the board. All three nominees currently serve on our board. Messrs. McShane and Watts were each first recommended to the Nominating and Corporate Governance Committee to become a member of our board of directors by Joseph C. Winkler, our Chairman and Chief Executive Officer. If elected, each director nominee would serve a three-year term expiring at the close of our 2011 annual meeting, or until their successors are duly elected. Messrs. Boswell, McShane and Watts currently serve on our board of directors. Biographical information on each of the nominees is furnished below under “Director Biographical Information.”

Set forth below is information regarding each nominee and each person whose term of office as a director will continue after the annual meeting as of the record date. There are no family relationships amongst our directors.

			Director	Term
Name	Age	Position	Since	Expires

Joseph C. Winkler	56	Chairman and Chief Executive Officer	2005	2009
Andrew L. Waite	47	Presiding Non-Employee Director	2005	2009
Robert S. Boswell	58	Director	2005	2008
Harold G. Hamm	62	Director	2005	2010
Michael McShane(1)(2)	53	Director	2007	2008
W. Matt Ralls(1)	58	Director	2005	2010
R. Graham Whaling(1)(2)	53	Director	2005	2009
Marcus A. Watts(3)	49	Director	2007	2008
James D. Woods(2)(3)	76	Director	2001	2010

(1)	Current member of the Audit Committee of the Board

(2)	Current member of the Compensation Committee of the Board

(3)	Current member of the Nominating and Corporate Governance Committee of the Board

Director Biographical Information

The following biographical information is furnished with regard to our directors (including nominees) as of March 25, 2008.

Nominees for Election at the Annual Meeting to Serve for a Three-Year Term Expiring at the 2011 Annual Meeting of Stockholders

Robert S. Boswell.  Mr. Boswell has served as our director since September 2005. From July 2004 until September 2005, Mr. Boswell served as a director of CES, one of our predecessors. He serves as Chairman and Chief Executive Officer of Laramie Energy II, LLC, a Denver-based privately held oil and gas exploration and production company he founded in June 2007. Prior to the formation of Laramie II, Mr. Boswell served as Chairman and Chief Executive Officer of Laramie Energy, LLC, a privately held oil and gas exploration company, whose assets were sold in May 2007. Prior to his time at Laramie, Mr. Boswell served as Chairman of the board of directors of Forest Oil Corporation, an independent exploration and production company, from March 2000 until September 2003. He served as Chief Executive Officer of Forest Oil Corporation from December 1995 until September 2003. Mr. Boswell served as Forest Oil Corporation’s President from November 1993 to March 2000 and Chief Financial Officer from May 1991 until December 1995, having served as a member of the board of directors of Forest Oil Corporation from 1986 until September 2003. He has also served as a director of C.E. Franklin Ltd., a provider of products and services to the oilfield industry, specifically completion products.

Michael McShane.  Mr. McShane has served as our director since March 20, 2007. Since June 2002, Mr. McShane has served as a director and President and Chief Executive Officer of Grant Prideco, Inc., a public company which manufactures and supplies oilfield drill pipe and other drill stem products. Beginning in May 2003, he assumed the role of Grant Prideco, Inc.’s Chairman of the Board. Prior to joining that company, Mr. McShane was Senior Vice President — Finance and Chief Financial Officer and director of BJ Services Company from 1990 to June 2002 and Vice President — Finance from 1987 to 1990 while BJ Services Company was a division of Baker-Hughes. Mr. McShane joined BJ Services Company in 1987 from Reed Tool Company, where he was employed for seven years in various financial management positions.

Marcus A. Watts.  Mr. Watts has served as our director since March 20, 2007. Mr. Watts is a partner in the law firm of Locke Lord Bissell & Liddell LLP where he has practiced corporate and securities law since 1984 and is the Vice Chairman of the firm and managing partner of its Houston office. From January 2001 to June 2005, Mr. Watts served as a director of Cornell Companies, a public company which is a provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE THREE DIRECTOR NOMINEES.

Directors Continuing in Office Until the 2009 Annual Meeting of Stockholders

Andrew L. Waite.  Mr. Waite has served as our director since September 2005 and as our presiding non-employee director since March 20, 2007. Mr. Waite is a Managing Director of L.E. Simmons and Associates, Incorporated, a private equity firm and has been an officer of that company since October 1995. L.E. Simmons and Associates, Incorporated is one of our largest stockholders. See “Security Ownership of Directors and Executive Officers and Certain Beneficial Owners”. He was previously Vice President of Simmons & Company International, an investment banking firm specializing in the energy industry where he served from August 1993 to September 1995. From 1984 to 1991, Mr. Waite held a number of engineering and management positions with the Royal Dutch/Shell Group, an integrated energy company. From November 2003 to June 2005, he served as Chairman, President and Chief Executive Officer of CES, one of our predecessors. He served as Chairman of CES prior to September 2005 and currently serves as Chairman of Triton Group Holdings, LLC, an international provider of subsea, remote, intervention systems and services and Subsea Services International, Inc., a provider of offshore pipeline field joint coatings and as a director of

Green Bancorp, Inc., a bank holding company; Reservoir Group LLC, a global provider of coring services for oil and gas companies; Clyde Pumps Holdings Ltd., a UK based designer and manufacturer of pumps for the oil and gas power industries; and as a member of the Board of Trustees of the Houston Museum of Natural Science. He received an M.B.A. degree from the Harvard University Graduate School of Business Administration and an M.S. degree from the California Institute of Technology.

Joseph C. Winkler.  Mr. Winkler has served as our Chief Executive Officer since September 2005, as our director since June 2005 and as our Chairman of the Board since March 20, 2007. On June 20, 2005, Mr. Winkler assumed his duties as President and Chief Executive Officer of CES and as a director of CES, IEM and IPS. CES and IEM were combined in September 2005 with IPS, which was renamed Complete Production Services, Inc. Mr. Winkler served as the Executive Vice President and Chief Operating Officer of National Oilwell Varco, Inc., an oilfield capital equipment and services company, from March 2005 until June 2005 and the company’s predecessor, Varco International, Inc.’s President and Chief Operating Officer from May 2003 until March 2005. From April 1996 until May 2003, Mr. Winkler served in various other capacities with Varco International, Inc. and its predecessor including Executive Vice President and Chief Financial Officer. From 1993 to April 1996, Mr. Winkler served as the Chief Financial Officer of D.O.S., Ltd., a privately held provider of solids control equipment and services and coil tubing equipment to the oil and gas industry, which was acquired by Varco in April 1996. Prior to joining D.O.S., Ltd., he was Chief Financial Officer of Baker Hughes INTEQ, and served in a similar role for various companies owned by Baker Hughes Incorporated including Eastman/Teleco and Milpark Drilling Fluids. Mr. Winkler received a Bachelor of Science degree from Louisiana State University. Mr. Winkler serves on the board of directors of Petroleum Equipment Suppliers Association (PESA), an oilfield service and supply industry trade association and is a member of the board of directors of Dresser-Rand Group, Inc.

R. Graham Whaling.  Mr. Whaling has served as our director since September 2005. Mr. Whaling is the managing director of Parkman Whaling LLC, an energy investing and banking advisory firm he founded in November 2007. In addition, he has served as a director of Brigham Exploration Company, an independent exploration and production company from June 2001 to December 2007. From October 2001 through February 28, 2007, Mr. Whaling served as Chairman and Chief Executive Officer of Laredo Energy, LP, a privately owned partnership engaged in the acquisition and development of natural gas reserves in south Texas. Subsequent to Laredo Energy III LP’s sale of its producing properties and undeveloped acreage to El Paso Corporation in November 2006, Mr. Whaling retired from Laredo Energy LP effective February 28, 2007. Immediately prior to joining Laredo Energy, LP, Mr. Whaling was Chairman of Michael Petroleum Corporation, an independent exploration and production company that no longer exists. From May 1999 to May 2001, Mr. Whaling was a Managing Director with Credit Suisse First Boston’s Global Energy Partners, which specialized in private equity investments in energy businesses world-wide. Prior to joining Credit Suisse First Boston, Mr. Whaling was Chairman and Chief Executive Officer of Monterey Resources from its inception until it was acquired by Texaco in 1997. Prior to joining Monterey Resources, Mr. Whaling was the Chief Financial Officer for Santa Fe Energy, an independent exploration and production company, where he managed the initial public offering and the spin-off of Santa Fe’s western division, Monterey Resources. Previously, Mr. Whaling spent seven years as an investment banker focusing on the energy industry with Lazard Freres & Co. and Credit Suisse First Boston. Mr. Whaling worked as a petroleum engineer for nine years in the beginning of his career primarily with Ryder Scott Company, an oil and gas consulting firm. Mr. Whaling has spent his entire career in the energy industry, as a petroleum engineer, an energy investment banker, a chief financial officer and a chief executive officer of energy companies.

Directors Continuing in Office Until the 2010 Annual Meeting of Stockholders

Harold G. Hamm.  Mr. Hamm has served as our director since September 2005. From October 2004 until September 2005, Mr. Hamm served as a director of CES, one of our predecessors. Mr. Hamm was elected Chairman of the board of directors of Hiland Partners’ general partner in October 2004. Hiland Partners is a NASDAQ publicly traded midstream master limited partnership. Mr. Hamm has served as President and Chief Executive Officer and as a director of Continental Gas, Inc., a midstream natural gas gathering company since December 1994 and then served as Chief Executive Officer and a director until 2004.

Since its inception in 1967, Mr. Hamm has served as President and Chief Executive Officer and a director of Continental Resources, Inc. and currently serves as Chairman of its board of directors. Continental Resources, Inc. is an independent exploration and production company. Mr. Hamm is the immediate past chairman of the Oklahoma Independent Petroleum Association. He is the founder and served as Chairman of the board of directors of Save Domestic Oil, Inc. Mr. Hamm is immediate past President of the National Stripper Well Association, and currently serves on the executive boards of the Oklahoma Independent Petroleum Association and the Oklahoma Energy Explorers.

W. Matt Ralls.  Mr. Ralls has served as our director since December 2, 2005. Mr. Ralls served as Executive Vice President and Chief Operating Officer of GlobalSantaFe Corporation, an international contract drilling company, from June 2005 until the completion of the merger of GlobalSantaFe with Transocean, Inc. in November 2007. Mr. Ralls also served as Senior Vice President and Chief Financial Officer for GlobalSantaFe from November 2001 to June 2005. Previously, he was Global Marine Inc.’s Senior Vice President, Chief Financial Officer and Treasurer from January 1999 to November 2001 when Global Marine merged to become GlobalSantaFe. He also served as Global Marine’s Executive Vice President, Chief Financial Officer and Treasurer from 1997 to January 1999. Mr. Ralls served as Vice President of Capital Markets and Corporate Development for The Meridian Resource Corporation, an independent exploration and production company, before joining Global Marine. Prior to joining The Meridian Resource Corporation, Mr. Ralls served as Executive Vice President, Chief Financial Officer and a director of Kelley Oil and Gas Corporation, an independent exploration and production company, from 1990 until 1996. Mr. Ralls spent the first 17 years of his career in commercial banking, mostly at the senior loan management level, with three large Texas banks, including NationsBank in San Antonio, Texas.

James D. Woods.  Mr. Woods has served as our director since June 2001. From June 2001 until September 2005, Mr. Woods served as a director of IPS, which, subsequent to the Combination in September 2005 with CES and IEM, was renamed Complete Production Services, Inc. Mr. Woods is the Chairman Emeritus and retired Chief Executive Officer of Baker Hughes Incorporated. Mr. Woods was Chief Executive Officer of Baker Hughes from April 1987, and Chairman from January 1989, in each case until January 1997. Mr. Woods is currently a director of ESCO Technologies, a NYSE-listed supplier of engineered filtration products to the process, healthcare and transportation market and Foster Wheeler Ltd., an OTC-traded holding company of various subsidiaries which provides a broad range of engineering, design, construction and environmental services.

Executive Officers

Set forth below is information regarding each of our executive officers as of March 25, 2008:

Name	Age	Position

Joseph C. Winkler	56	Chairman and Chief Executive Officer
Brian K. Moore	51	President and Chief Operating Officer
J. Michael Mayer	51	Senior Vice President and Chief Financial Officer
James F. Maroney	57	Vice President, Secretary and General Counsel
Kenneth L. Nibling	57	Vice President — Human Resources and Administration
Robert L. Weisgarber	56	Vice President — Accounting and Controller
Jose Bayardo	36	Vice President — Corporate Development and Investor Relations

Joseph C. Winkler.  See above “— Directors Continuing in Office Until the 2009 Annual Meeting of Stockholders.”

Brian K. Moore.  Mr. Moore has served as our President and Chief Operating Officer since March 20, 2007 and prior to that served as our President, IPS Operations from September 2005 through March 20, 2007. From April 2004 through September 2005, Mr. Moore served as President and Chief Executive Officer and a director of IPS, one of our predecessor companies. From January 2001 through April 2004, Mr. Moore served as General Manager — Oilfield Services, U.S. Land Central Region, at Schlumberger Ltd., an international oilfield and information services company. Prior to serving as General Manager — Oilfield Services, Mr. Moore served as Pressure Pumping Manager for Schlumberger’s Eastern Region from July 1999 to January 2001. Mr. Moore has over 27 years of oilfield service experience including 15 years with Camco International where he served in various management and engineering positions including General Manager — Coiled Tubing Operations.

J. Michael Mayer.  Mr. Mayer has served as our Senior Vice President and Chief Financial Officer since September 2005. He joined CES, one of our predecessors, as Vice President and Chief Financial Officer in May 2004. Prior to joining CES, Mr. Mayer served as the Chief Financial Officer of Tri-Point Energy Services, Inc., a Houston based private company providing repair and refurbishment services to the drilling industry, from March 2003 until May 2004. Before joining Tri-Point, Mr. Mayer was the Chief Financial Officer of NATCO Group Inc., a NYSE-listed provider of process and production equipment to the oil and gas industry, from September 1999 to March 2003. At NATCO, Mr. Mayer was active in taking the company public in 2000 and completed a number of acquisitions while in that role. He has served as Chief Financial Officer in a number of private entities engaged in various facets of the oilfield service industry, as well as approximately 10 years in various financial management positions at Baker Hughes Incorporated, an international oilfield service company. Mr. Mayer received a Bachelor of Business Administration degree from Texas A&M University and is a certified public accountant.

James F. Maroney.  Mr. Maroney has served as our Vice President, Secretary and General Counsel since October 2005. From August 2005 until October 2005, Mr. Maroney surveyed various opportunities until accepting employment with us. Mr. Maroney served as Of Counsel to National Oilwell Varco, Inc. from March 2005 to August 2005. He served as Vice President, Secretary and General Counsel of Varco International, Inc. from May 2000 until March 2005. Prior to that time, Mr. Maroney served as Vice President, Secretary and General Counsel of Tuboscope, Inc., predecessor to Varco International, Inc.

Kenneth L. Nibling.  Mr. Nibling has served as our Vice President — Human Resources and Administration since October 2005. From August 2005 to October 2005, Mr. Nibling surveyed various opportunities until accepting employment with us. He served as Vice President, Human Resources of National Oilwell Varco, Inc. from March 2005 through July 2005. He served as Varco International, Inc.’s Vice President — Human Resources and Administration from May 2000 until March 2005. Prior to that time, Mr. Nibling served as Vice President — Human Resources and Administration of Tuboscope, Inc., predecessor to Varco International, Inc.

Robert L. Weisgarber.  Mr. Weisgarber has served as our Vice President — Accounting and Controller since September 2005. From April 2004 until September 2005, he served as the Vice President — Accounting of CES, one of our predecessor companies. From October 2003 until April 2004, Mr. Weisgarber served as CFO Partner for Tatum Partners, an executive services and consulting firm. Mr. Weisgarber served as Chief Financial Officer of DSI Toys, Inc., a publicly owned manufacturer of toys that has since liquidated pursuant to Chapter 7 of the Bankruptcy Code, from March 1999 until its bankruptcy in October 2003.

Jose Bayardo.  Mr. Bayardo has served as our Vice President — Corporate Development and Investor Relations since February 2007. From April 2006 to January 2007 he served as Vice President of our IPS Division’s Rocky Mountain and Mid Continent operations. From April 2003 to April 2006 he served as the Vice President of Corporate Development of IPS, our predecessor company. Prior to joining us, Mr. Bayardo was an investment banker with JPMorgan where he led the firm’s energy technology investment banking efforts.

CORPORATE GOVERNANCE

Composition of the Board of Directors

Our board of directors has adopted corporate governance guidelines to set forth its agreements concerning overall governance practices. Our board has also adopted a Code of Business Conduct and Ethics, which contains general guidelines for conducting our business that applies to all of our employees, including our principal executive officer and our principal financial officer, our principal accounting officer and our controller, and a Code of Ethics for Non-Employee Directors that applies to all of our non-employee directors. Our guidelines and codes of ethics can be found in the corporate governance section of our website at www.completeproduction.com. In addition, our guidelines and codes of ethics are available in print to any stockholder who requests a copy. Please direct all requests to our Secretary, Complete Production Services, Inc., 11700 Old Katy Road, Suite 300, Houston, Texas 77079.

Board Independence

Our board of directors has determined that each of Messrs. Boswell, McShane, Ralls, Watts, Whaling and Woods is an independent member of the board under the listing standards of the NYSE and has no material relationship with us that would impair such director’s independence. Our board has further determined that each of our standing committees is comprised solely of such independent members of our board. In making these determinations, our board considered all relationships between us and the director and the director’s family members, including:

•	Joseph C. Winkler, our chairman of the board, has served as our Chief Executive Officer since September 2005. In addition, on June 20, 2005, Mr. Winkler assumed his duties as President and Chief Executive Officer of CES and as director of CES, IEM and IPS. CES and IEM were combined with IPS in September 2005, which was renamed Complete Production Services, Inc. Mr. Winkler was thus determined to be not independent.

•	Andrew L. Waite, our presiding non-employee director, is also a Managing Director and an officer of L.E. Simmons and Associates, Incorporated, the ultimate general partner of SCF-IV, L.P., which together with related entities, holds approximately 27.6% of the outstanding shares of our common stock. In addition, from November 2003 to November 2005, Mr. Waite served as Chairman, President and Chief Executive Officer of CES, which following the September 2005 Combination, became one of our subsidiaries. Mr. Waite was thus determined to be not independent.

•	For Messrs. Hamm and Watts, see the relationships discussed under the “Certain Relationships and Related Transactions.” As noted above, Mr. Watts was determined to be independent. Based on the amount of business done by us with Continental Resources, the board of directors determined that Mr. Hamm was not independent.

•	For Messrs. Boswell and Ralls, immaterial (less than $60,000) commercial relationships exist between us and the companies that employed these directors. These directors were determined to be independent.

Board Meetings

Our board held five meetings during fiscal year 2007 and acted by unanimous written consent two times. During fiscal year 2007, all directors attended at least 75% of the combined total of (i) all board meetings and (ii) all meetings of committees of the board of which the director was a member. The chairman of the board or his designee, taking into account suggestions from other board members, establishes the agenda for each board meeting and distributes it in advance to the each member of the board. Each board member is free to suggest the inclusion of items on the agenda. The board regularly meets in executive session without management present. Mr. Waite has been appointed our presiding non-employee director to preside at such executive sessions. The board has a policy that all directors attend the annual meeting of stockholders, absent unusual circumstances. All of our directors attended last year’s annual meeting of stockholders.

Board Committees

Our board maintains a standing: (i) Audit Committee, (ii) Nominating and Corporate Governance Committee and (iii) Compensation Committee. To view the charter of each of these committees please visit our website at www.completeproduction.com. In addition, the charter for each of our committees is available in print to any stockholder who requests a copy. Please direct all requests to our Secretary, Complete Production Services, Inc., 11700 Old Katy Road, Suite 300, Houston, Texas 77079. The membership of our standing committees as of the record date is as follows:

Nominating and
	Independent		Corporate
	Under NYSE	Audit	Governance	Compensation
Director	Standards	Committee	Committee	Committee

Joseph C. Winkler	No
Andrew L. Waite	No
Robert S. Boswell	Yes
Harold G. Hamm	No
Michael McShane	Yes	**		**
W. Matt Ralls	Yes	“C”
R. Graham Whaling	Yes	**		“C”
Marcus A. Watts	Yes		“C”
James D. Woods	Yes		**	**

**	Member

“C” Chair

Audit Committee

The Audit Committee has sole authority for the appointment, compensation and oversight of our independent registered public accountants and our internal auditors, and responsibility for reviewing and discussing with our management and our independent registered public accountants (when appropriate), the audited consolidated financial statements, prior to filing or issuance, included in our Annual Report on Form 10-K and our unaudited condensed consolidated financial information included in our earnings press releases. The Audit Committee carries out its responsibilities in accordance with the terms of its charter.

W. Matt Ralls (Chairman) and R. Graham Whaling were members of the Audit Committee throughout fiscal year 2007. Robert S. Boswell served on this committee until March 20, 2007, at which point Michael McShane was appointed to the Audit Committee. Currently our Audit Committee is composed of Mr. Ralls (Chairman), Mr. McShane and Mr. Whaling. Our board of directors has determined that all current Audit Committee members are financially literate under the current listing standards of the NYSE and that all current Audit Committee members are independent under the requirements of SEC Rule 10A-3. Our board has also determined that Mr. Ralls qualifies as an “audit committee financial expert” as defined by the Securities Exchange Commission, or SEC. During fiscal year 2007, the Audit Committee met eight times.

Nominating and Corporate Governance Committee

James D. Woods was a member and Chairman of the Nominating and Corporate Governance Committee (“Nominating Committee”) throughout fiscal year 2007. Harold G. Hamm and R. Graham Whaling served on the Nominating Committee through March 20, 2007. On March 20, 2007, Marcus Watts was appointed to the Nominating Committee and Mr. Hamm and Mr. Whaling relinquished their seats on the Nominating Committee. Mr. Watts was appointed as the Chairman of the Nominating Committee in February 2008 in order to comply with the Nominating Committee’s charter, which requires rotating the position of Chairman. Previously, Mr. Woods served as Chairman of the Nominating Committee. The Nominating Committee met three times in fiscal year 2007. Currently our Nominating Committee is composed of Mr. Watts (Chairman) and Mr. Woods.

The purpose of the Nominating Committee is to make recommendations concerning the size and composition of our board and its committees, evaluate and recommend candidates for election as directors, develop, implement and review our corporate governance policies, and evaluate the effectiveness of our board. The Nominating Committee works with the board as a whole on an annual basis to determine the appropriate skills and characteristics required of board members in the context of the current make-up of the board and its committees.

Our entire board of directors is responsible for nominating members for election to the board and for filling vacancies on the board that may occur between annual meetings of the stockholders. The Nominating Committee is responsible for identifying, screening and recommending candidates to the entire board for prospective board membership. In evaluating the suitability of individuals, the Nominating Committee considers many factors, including issues of experience, integrity, qualifications (such as understanding of finance and marketing), educational and professional background and willingness to devote adequate time to board duties. When formulating its board membership recommendations, the Nominating Committee also considers any advice and recommendations offered by our Chief Executive Officer. The Nominating Committee may also review the composition and qualification of the board of directors of our competitors or other companies and may seek input from industry experts. In determining whether to recommend a director for re-election, the Nominating Committee also considers the board’s and each committee’s annual performance self-evaluation as well as annual individual director evaluations, which address the director’s past attendance at meetings and participation in and contributions to the activities of the board and the like. The Nominating Committee evaluates each individual in the context of the board as a whole, with the objective of recommending a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment.

The Nominating Committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. Stockholder recommendations should be submitted to us under the procedures discussed in “Other Matters — Stockholder Proposals and Nominations,” and should include the candidate’s name, age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate and information that would be required to solicit a proxy under federal securities law. In addition, the notice must include the recommending stockholder’s name, address, the number of shares beneficially owned and the time period those shares have been held.

Compensation Committee

R. Graham Whaling (Chairman) and James D. Woods were the members of the Compensation Committee during fiscal year 2007 and are currently members of the Compensation Committee. Mr. Woods was the Chairman of the Compensation Committee until February 2008 when Mr. Whaling was appointed Chairman. Michael McShane was appointed to the Compensation Committee in February 2008. Our board has determined that all current Compensation Committee members qualify as “non-employee directors” within the meaning of Section 16 of the Exchange Act and as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee met four times and acted by unanimous written consent four times in fiscal year 2007.

The Compensation Committee reviews and establishes the compensation of our executives officers, including our chief executive officer, division presidents and all other members of our senior management who earn greater than $200,000 in salary on an annual basis, has direct access to third party compensation consultants, and administers our stock incentive plans, including the review and grant of stock options and restricted stock to all eligible employees under our stock incentive plans.

The Compensation Committee reviews annually in the first quarter the base salaries for our executive officers and other members of senior management who earn greater than $200,000 in salary. The Compensation Committee also determines annually, generally during the first quarter, the annual cash bonuses to be awarded to our executive officers and certain members of senior management based upon pre-established financial performance criteria set under the Management Incentive Plan for the prior fiscal year and our performance relative to such criteria. In addition, under our equity grant policy, the Compensation Committee makes grants of equity awards at least once annually and the grant date for the annual grant has been established as the last business day of January. Our chief executive officer makes recommendations to the Compensation Committee regarding our other executive officers’ compensation based on his evaluation of the performance of each other executive officer against objectives established by our chief executive officer and the executive officer at the beginning of each year, the officer’s scope of the responsibilities, our financial performance, retention considerations and general economic and competitive conditions.

The Compensation Committee has the sole authority to retain consultants and advisors as it may deem appropriate in its discretion, and the Compensation Committee has the sole authority to approve related fees and other retention terms. Since September 2006, the Compensation Committee has engaged Pearl Meyer & Partners, independent compensation consultants, to advise the Compensation Committee on an ongoing basis. The consultant reports directly to the Compensation Committee and works closely with our Vice President — Human Resources and Administration, who is management’s representative to the Compensation Committee. The consultant, when invited, attends meetings of the Compensation Committee. The Compensation Committee determines when to hire, terminate or replace the consultant, and which projects are to be performed by the consultant. During fiscal 2007 and early 2008, the Compensation Committee directed the consultant to provide: (i) a summary report on projected 2007 increases in base salaries and total cash compensation for executives in the energy and energy services sector; and (ii) a comprehensive market analysis of our executives’ 2007 compensation forms and levels, including an analysis of share allocation and usage levels and an analysis of executive benefits and perquisites and severance and change of control provisions.

Communication with the Board

Interested persons, including our stockholders, may communicate with our board of directors, including the non-management directors, by sending a letter to our Secretary at our principal executive offices at 11700 Old Katy Road, Suite 300, Houston, Texas 77079. Our Secretary will submit all correspondence to the presiding non-employee director and to any specific director to whom the correspondence is directed.

Compensation of Directors

Our executive officers do not receive additional compensation for their service as directors. The table below summarizes the compensation received by our non-employee directors for the year ended December 31, 2007. Effective as of March 20, 2007, Messrs. McShane and Watts were appointed to our board of directors and Mr. Baldwin retired from our board of directors.

Director Compensation Table

	Fees Earned
	or Paid	Stock	Option
Director	in Cash(1)	Awards(2)(3)(5)	Awards(2)(4)(5)	Total

David C. Baldwin(6)	$9,125	$16,672	$86,651	$112,448
Robert S. Boswell	$42,125	$49,499	$26,152	$117,776
Harold G. Hamm	$40,625	$49,499	$26,152	$116,276
Michael McShane(7)	$36,000	$70,329	$16,634	$122,963
W. Matt Ralls	$63,875	$66,171	$37,867	$167,913
Andrew L. Waite	$39,875	$49,499	$26,152	$115,526
Marcus A. Watts(7)	$31,500	$70,329	$16,634	$118,463
R. Graham Whaling	$56,375	$49,499	$26,152	$132,026
James D. Woods	$67,625	$49,499	$26,152	$143,276

(1)	In February 2007, our board increased the annual retainer fee for each non-employee director from $27,500 to $35,000 and the annual fee for each director who serves as committee chairman (other than the chairman of the Audit Committee) from $7,500 to $10,000, with such changes to take effect pro-rata with the quarterly retainer payment for the second quarter of 2007. The chairman of the Audit Committee was entitled to receive an annual retainer fee of $15,000. Each non-employee director was also entitled to receive fees of $1,500 for attendance at each meeting of our board of directors or $750 for each meeting of our board of directors attended telephonically.

Members of our board also are entitled to reimbursement of their expenses, in accordance with our policy, incurred in connection with attendance at board and committee meetings and conferences with our senior management. We do not offer our non-employee directors any perquisites or other forms of compensation.

(2)	As of February 2007, non-employee directors received an automatic grant, upon initial appointment and upon each annual meeting of stockholders, of equity awards valued at $100,000 as follows: options to purchase 5,000 shares of our common stock, to be valued as of the date of grant based on the closing price of our common stock multiplied by the number of options multiplied by 33%, and the balance of the $100,000, in restricted stock, to be valued based on the closing price of our common stock on the date of grant. The 2007 annual awards were granted on May 24, 2007. Directors must continue to hold and may not transfer 65% of their restricted shares that have vested until their directorship on our board is terminated. Prior to February 2007, upon initial appointment, each non-employee director was entitled to receive options to purchase 5,000 shares of our common stock and restricted stock valued at $50,000 and, on an annual basis thereafter, options to purchase 5,000 shares of our common stock and restricted stock valued at $50,000 based on the closing price of our common stock on the date of grant.

Effective as of our 2007 annual meeting, the options have a term of ten years and vest in three equal installments, generally on each of the first, second and third anniversaries of the grant date, subject to continued service on the board of directors. The restricted stock generally vests in full on the first anniversary of the grant date.

(3)	The amounts shown are the compensation costs recognized by us in fiscal year 2007 related to grants of restricted stock in fiscal year 2007 and prior fiscal years, as described in Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment, as amended (“FAS 123R”). For a discussion of valuation assumptions, see Footnote 14, “Stockholders’ Equity” to our 2007 consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007; except that, for purposes of the amounts shown, no forfeitures were assumed to take place. The table below shows how much of the overall amount of the compensation cost is attributable to each award. See also footnote (6) regarding certain compensation cost recognized in connection with the accelerated vesting of restricted stock held by Mr. Baldwin in connection with his retirement from our Board.

		Number of Shares in	Fiscal Year 2007
Director	Grant Date	Original Grant	Compensation Cost

David C. Baldwin	04/20/2006	2,084	$16,672
Robert S. Boswell	05/24/2007	2,143	$32,827
	04/20/2006	2,084	$16,672
Harold G. Hamm	05/24/2007	2,143	$32,827
	04/20/2006	2,084	$16,672
Michael McShane	05/24/2007	2,143	$32,827
	03/20/2007	2,559	$37,502
W. Matt Ralls	05/24/2007	2,143	$32,827
	04/20/2006	4,168	$33,344
Andrew L. Waite	05/24/2007	2,143	$32,827
	04/20/2006	2,084	$16,672
Marcus A. Watts	05/24/2007	2,143	$32,827
	03/20/2007	2,559	$37,502
R. Graham Whaling	05/24/2007	2,143	$32,827
	04/20/2006	2,084	$16,672
James D. Woods	05/24/2007	2,143	$32,827
	04/20/2006	2,084	$16,672

The grant date fair value of the 2,143 shares of restricted stock granted on May 24, 2007 to the non-employee directors, was $56,275, as computed in accordance with FAS 123R, based on the closing price of our common stock of $26.26 on the grant date. The restricted stock will vest in full on May 22, 2008. The grant date fair value of the 2,559 shares of restricted stock granted on March 20, 2007 to Mr. McShane and Mr. Watts, was $50,003, as computed in accordance with FAS 123R, based on the closing price of our common stock of $19.54 on the grant date. These shares of restricted stock will vest in full on March 20, 2008, the anniversary of the date of grant.

(4)	The amounts shown are the amounts of compensation cost recognized by us in fiscal year 2007 related to grants of stock options in fiscal year 2007 and in prior fiscal years, as described in FAS 123R. For a discussion of valuation assumptions, see Footnote 14, “Stockholders’ Equity” to our 2007 consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007; except that for purposes of the amounts shown, no forfeitures were assumed to take place. See also footnote (6) regarding certain compensation cost recognized in connection with the accelerated vesting of options held by Mr. Baldwin in connection with his retirement from our Board.

The grant date fair value of the options to purchase 5,000 shares of our common stock granted on May 24, 2007 under our 2001 Stock Incentive Plan was $41,990, based on the Black-Scholes model of option valuation to determine grant date fair value, as prescribed under FAS 123R. The following assumptions were used in the Black-Scholes model: market price of stock, $26.26; exercise price of option, $26.26; expected stock volatility, 29.7%; risk-free interest rate, 4.79% (based on the 10-year treasury bond rate); expected life, 5.1 years; dividend yield, 0%. The grant date fair value of the options to purchase 5,000 shares of our common stock granted on March 20, 2007 under our 2001 Stock Incentive Plan was $31,505, based on the Black-Scholes model of option valuation to determine grant date fair value, as prescribed under FAS 123R. The following assumptions were used in the Black-Scholes model: market price of stock, $19.54; exercise price of option, $19.54; expected stock volatility, 31.0%; risk-free interest rate, 4.47% (based on the 10-year treasury bond rate); expected life, 5.1 years; dividend yield, 0%.

The table below shows how much of the overall amount of the compensation cost is attributable to each award.

		Exercise	Number of Shares in	Fiscal Year 2007
Director	Grant Date	Price	Original Grant	Compensation Cost

David C. Baldwin	04/20/2006	$24.00	5,000	$34,061
	10/01/2005	$11.66	5,000	$52,590
Robert S. Boswell	05/24/2007	$26.26	5,000	$8,437
	04/20/2006	$24.00	5,000	$14,715
	10/01/2005	$11.66	5,000	$3,000
Harold G. Hamm	05/24/2007	$26.26	5,000	$8,437
	04/20/2006	$24.00	5,000	$14,715
	10/01/2005	$11.66	5,000	$3,000
Michael McShane	05/24/2007	$26.26	5,000	$8,437
	03/20/2007	$19.54	5,000	$8,197
W. Matt Ralls	05/24/2007	$26.26	5,000	$8,437
	04/20/2006	$24.00	10,000	$29,430
Andrew L. Waite	05/24/2007	$26.26	5,000	$8,437
	04/20/2006	$24.00	5,000	$14,715
	10/01/2005	$11.66	5,000	$3,000
Marcus A. Watts	05/24/2007	$26.26	5,000	$8,437
	03/20/2007	$19.54	5,000	$8,197
R. Graham Whaling	05/24/2007	$26.26	5,000	$8,437
	04/20/2006	$24.00	5,000	$14,715
	10/01/2005	$11.66	5,000	$3,000
James D. Woods	05/24/2007	$26.26	5,000	$8,437
	04/20/2006	$24.00	5,000	$14,715
	10/01/2005	$11.66	5,000	$3,000

The “Number of Shares in Original Grant” shown above represents shares outstanding after FIN 144 adjustment, as applicable, for our stock dividend in September 2005 and our stock split in December 2005.

(5)	The table below shows the aggregate numbers of unvested stock awards and option awards (exercisable and unexercisable) granted in fiscal year 2007 and prior years, and reflects the amounts outstanding for each director as of December 31, 2007.

	Options Outstanding at	Stock Awards Outstanding
Director	Fiscal Year End	at Fiscal Year End

Andrew L. Waite	15,000	2,143
Joseph C. Winkler	772,037	151,820
David C. Baldwin	10,000	0
Robert S. Boswell	27,514	2,143
Harold G. Hamm	15,000	2,143
Michael McShane	10,000	4,702
W. Matt Ralls	15,000	2,143
Marcus A. Watts	10,000	4,702
R. Graham Whaling	22,397	2,143
James D. Woods	23,462	2,143

(6)	Effective as of March 20, 2007, Mr. Baldwin resigned from our board of directors. In connection with his resignation, our board accelerated the vesting of his unvested stock options (covering 10,000 shares of our common stock) and unvested restricted stock (covering 2,084 shares) effective as of March 20, 2007, resulting in a compensation cost recognized by us in fiscal year 2007 of approximately $86,651 and $4,168, respectively. This compensation cost is included in the charts above. In addition, the exercise period for Mr. Baldwin’s stock options was extended to December 31, 2007.

(7)	Effective upon their initial appointment to our board on March 20, 2007, Messrs. McShane and Watts received a grant of 2,559 shares of restricted stock and an option to purchase 5,000 shares of our common stock.

ITEM 2:

APPROVAL OF THE COMPLETE PRODUCTION SERVICES, INC.
2008 INCENTIVE AWARD PLAN

Our stockholders are being asked to approve the Complete Production Services, Inc. 2008 Incentive Award Plan, or 2008 Plan, at the annual meeting. On February 21, 2008, based on the recommendation of our Compensation Committee, our board unanimously approved and adopted the 2008 Plan, subject to approval by our stockholders.

The 2008 Plan is intended to succeed the Complete Production Services, Inc. Amended and Restated 2001 Stock Incentive Plan, as amended, which we refer to as the Prior Plan. Approval of the 2008 Plan by our stockholders will be considered approval of the 2008 Plan for purposes of Sections 162(m) and 422 of the Internal Revenue Code of 1986, as amended, or the Code. If the 2008 Plan is not approved by our stockholders, the Prior Plan will remain in full force and effect. As of March 25, 2008, only 85,810 shares remain available for grant under the Prior Plan. If the 2008 Plan is approved by our stockholders, the Prior Plan will be terminated once the remaining 85,810 shares are granted in fiscal 2008.

The principal features of the 2008 Plan are summarized below, but the summary is qualified in its entirety by reference to the 2008 Plan itself. The 2008 Plan is attached to this proxy statement as Appendix A.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPLETE PRODUCTION SERVICES, INC. 2008 INCENTIVE AWARD PLAN.

Purpose of the 2008 Plan

The purpose of the 2008 Plan is to promote our success and enhance our value by linking the personal interests of the members of our board, employees and consultants to those of our stockholders and by providing such individuals with an incentive for outstanding performance that generates superior returns to our stockholders. The 2008 Plan is further intended to provide flexibility in our ability to motivate, attract, and retain the services of members of our board, employees and consultants upon whose judgment, interest, and special effort, the successful conduct of our operation is largely dependent.

The 2008 Plan also expands the type of equity awards that may be granted. The 2008 Plan is also designed to permit us to make cash- and equity-based awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code. Our annual cash based Management Incentive Plan currently does not meet the performance-based criteria of Section 162(m) of the Internal Revenue Code. If approved by our stockholders at this annual meeting, it is the intention of the Compensation Committee to operate the Management Incentive Plan under the 2008 Plan, thereby permitting future performance-based award payments under the Management Incentive Plan to qualify as performance-based compensation under Section 162(m).

The 2008 Plan will become effective immediately upon stockholder approval at the annual meeting.

Securities Subject to the 2008 Plan

The aggregate number of shares of our common stock that may be issued or transferred pursuant to awards under the 2008 Plan is 2,500,000 shares plus any shares of our common stock that as of the date of the annual meeting are subject to awards under the Prior Plan, which following such date are forfeited, cancelled, terminated or expire unexercised under the Prior Plan. No more than 2,500,000 shares of common stock may be issued upon the exercise of incentive stock options.

The shares of common stock covered by the 2008 Plan may be treasury shares, authorized but unissued shares or shares purchased in the open market. For purposes of the 2008 Plan, the fair market value of a share of common stock as of any given date will be the closing sales price for a share of our common stock on the stock exchange or national market system on which our common stock is listed on such date or, if no sales occurred on the date in question, the closing sales price for a share of our common stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal. The closing sales price for a share of common stock on the New York Stock Exchange, or the NYSE, on March 25, 2008 was $21.06.

The 2008 Plan counts shares on a “gross” basis and does not allow the re-grant of shares withheld or surrendered in payment of the exercise price or tax withholding obligations of an award. In the event of any termination, expiration, lapse or forfeiture of an award granted under the 2008 Plan or the Prior Plan, any shares subject to the award at such time will again be made available for future grants under the 2008 Plan. If any shares of restricted stock are surrendered by a holder or repurchased by us pursuant to the terms of the 2008 Plan or the Prior Plan, such shares also will be available for future grants under the 2008 Plan. To the extent permitted by applicable law or any exchange rule, shares issued or issuable in connection with any award issued in substitution for any outstanding award of any entity acquired in any form of combination by us or our subsidiaries will not be counted against the shares available for issuance under the 2008 Plan.

Eligibility

Our and our subsidiaries’ employees, consultants and non-employee directors are eligible to receive awards under the 2008 Plan. As of March 25, 2008, there were eight eligible non-employee directors. As of December 31, 2007, we had 7,062 employees. However, historically, we have granted equity awards to not more than 250 employees. No employee, consultant or non-employee director is entitled to participate in the 2008 Plan as a matter of right, nor does any such participation constitute assurance of continued employment or service. Only those employees, consultants and non-employee directors who are selected to receive grants by the administrator may participate in the 2008 Plan.

Awards under the 2008 Plan

The 2008 Plan provides that the administrator may grant or issue stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards and stock payments, or any combination thereof. Each award will be evidenced by a separate agreement or other document which will indicate the type, terms and conditions of the award.

Non-Qualified Stock Options.  Non-qualified stock options will provide for the right to purchase shares of our common stock at a specified price that is not less than the closing price of a share of our common stock on the date of grant, and usually will become exercisable (as determined by the administrator) in one or more installments after the grant date, subject to the completion of the applicable vesting service period or the satisfaction of pre-established performance goals. Non-qualified stock options may be granted for any term specified by the administrator, but the term may not exceed ten years.

Incentive Stock Options.  Incentive stock options will be designed to comply with the applicable provisions of Section 422 of the Code and will be subject to certain restrictions contained in the Code. Among such restrictions, incentive stock options must have an exercise price that is not less than the closing price of a share of common stock on the date of grant, may only be granted to our and our subsidiaries’ employees and must not be exercisable after a period of ten years measured from the date of grant. However, if subsequently modified, incentive stock options may cease to qualify for treatment as incentive stock options and be treated as non-qualified stock options. The total fair market value of shares (determined as of the respective date or dates of grant) for which one or more options granted to any employee (including all options granted under the 2008 Plan and all or our and our subsidiaries’ other option plans) may for the first time become exercisable as incentive stock options during any one calendar year may not exceed the sum of $100,000. To the extent this limit is exceeded, the options granted will be non-qualified stock options. In the case of an incentive stock option granted to an individual who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of our stock or the stock of one of our parent or subsidiary corporations, the exercise price of such incentive stock option must be at least 110% of the fair market value of a share of common stock on the date of grant and such incentive stock option must not be exercisable after a period of five years measured from the date of grant. Like non-qualified stock options, incentive stock options usually will become exercisable (as determined by the administrator) in one or more installments after the grant date, subject to the completion of the applicable vesting service period or the satisfaction of pre-established performance goals.

Stock Appreciation Rights.  Stock appreciation rights provide for the payment of an amount to the holder based upon the excess (if any) of the fair market value of a share of our common stock on the date of exercise over the fair market value of a share of our common stock on the date of grant. Stock appreciation rights under the 2008 Plan will be settled in cash or shares of common stock, or in a combination of both, at the election of the administrator. Stock appreciation rights may be granted in connection with stock options or other awards or separately. Stock appreciation rights may be granted for any term specified by the administrator, but the term may not exceed ten years.

Restricted Stock.  Restricted stock may be issued at such price, if any, as may be determined by the administrator and may be made subject to such restrictions (including service vesting or vesting based on the satisfaction of pre-established performance goals), as may be determined by the administrator. Restricted stock typically may be repurchased by us at the original purchase price, if any, or forfeited, if the vesting conditions and other restrictions are not met. In general, restricted stock may not be sold, or otherwise hypothecated or transferred, until the vesting restrictions and other restrictions applicable to such shares lapse. A holder of restricted stock, unlike a holder of options or restricted stock units, generally will have voting rights and may receive dividends prior to the time when the restrictions lapse.

Deferred Stock Awards.  Deferred stock awards provide for the deferred issuance to the holder of the award of shares of our common stock, subject to any conditions determined by the administrator (including service vesting or vesting based on the satisfaction of pre-established performance goals). Deferred stock may not be sold or otherwise hypothecated or transferred until shares of common stock have been issued under the deferred stock award. Deferred stock will not be issued until the deferred stock award has vested, and a holder of deferred stock generally will have no voting or dividend rights prior to the time when the vesting conditions are satisfied and the shares are issued. Deferred stock awards generally will be forfeited and the underlying shares of deferred stock will not be issued, if the applicable vesting conditions and other restrictions are not met.

Restricted Stock Units.  Restricted stock units provide for the issuance of shares of common stock, subject to vesting conditions (including vesting based on continued service or the satisfaction of pre-established performance goals). The issuance of shares of our common stock pursuant to restricted stock units may be delayed beyond the time at which the restricted stock units vest. On the deferral or vesting date, as applicable, we will transfer one unrestricted, fully transferable share of our common stock for each vested restricted stock unit not previously forfeited. Restricted stock units may not be sold, or otherwise hypothecated or transferred, and a holder of restricted stock units will not have voting rights or dividend rights prior to the time when the vesting conditions are satisfied and the shares of common stock are issued. Restricted stock units generally will be forfeited and the underlying shares of our common stock will not be issued, if the applicable vesting conditions are not met.

Dividend Equivalents.  Dividend equivalents represent the right to receive the value of the dividends per share paid by us, if any, calculated with reference to a specified number of shares of our common stock. Dividend equivalent rights may be granted in connection with full value awards granted under the 2008 Plan, but may not be granted in connection with options or stock appreciation rights. Dividend equivalents may be paid in cash or shares of our common stock, or in a combination of both, at the election of the administrator. No dividend equivalents shall be payable with respect to options or stock appreciation rights.

Stock Payments.  Stock payments may be authorized by the administrator in the form of our common stock or an option or other right to purchase shares of our common stock and may, without limitation, be issued as part of a deferred compensation arrangement in lieu of all or any part of earned bonuses or compensation — including, without limitation, salary, bonuses, commissions and directors’ fees — that would otherwise be payable in cash to the employee, consultant or non-employee director.

Performance Awards.  Performance awards may be granted by the administrator to our or our subsidiaries’ employees, consultants or non-employee directors based upon, among other things, the contributions, responsibilities and other compensation of the particular recipient. Generally, the amount paid or distributed under performance awards will be based on specific performance goals and may be paid in cash or in shares of our common stock, or in a combination of both, at the election of the administrator. Performance awards may include “phantom” stock awards that provide for payments based upon the value of our common stock. Performance awards may also include bonuses granted by the administrator, which may be payable in cash or in shares of our common stock, or in a combination of both.

Section 162(m) “Performance-Based” Awards.  The administrator may grant performance awards payable in cash or shares of our common stock or a combination of the both under the 2008 Plan that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code and that are paid, vest or become exercisable upon the achievement of specified performance goals during a specified performance period that are related to one or more specified performance criteria, as applicable to us or any division, business unit or individual. These performance criteria include, but are not limited to, the following:

•	net earnings (either before or after interest, taxes, depreciation and amortization);

•	gross or net sales or revenue;

•	net income (either before or after taxes);

•	operating earnings or profit;

•	cash flow (including, but not limited to, operating cash flow and free cash flow);

•	return on assets;

•	return on capital;

•	return on stockholders’ equity;

•	return on sales;

•	gross or net profit or operating margin;

•	costs;

•	funds from operations;

•	expenses;

•	working capital;

•	earnings per share;

•	price per share of our common stock;

•	regulatory body approval for commercialization of a product;

•	implementation or completion of critical projects;

•	various statistics including total reportable incident rates (TRIR), loss time incident rates (LTIR) or workers comp experience modifier; and

•	market share.

Performance goals established by the administrator based on the performance criteria for the performance period may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to the results of a peer group. Except as provided by the administrator, the achievement of each performance goal will be determined in accordance with United States generally accepted accounting principles to the extent applicable. At the time of grant, the administrator may provide that objectively determinable adjustments will be made for purposes of determining the achievement of one or more of the performance goals established for an award. Any such adjustments will be based on one or more of the following:

•	items related to a change in accounting principle;

•	items relating to financing activities;

•	expenses for restructuring or productivity initiatives;

•	other non-operating items;

•	items related to acquisitions;

•	items attributable to the business operations of any entity acquired by us during the performance period;

•	items related to the disposal of a business or segment of a business;

•	items related to discontinued operations that do not qualify as a segment of a business under United States generally accepted accounting principles;

•	items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the performance period;

•	any other items of significant income or expense which are determined to be appropriate adjustments;

•	items relating to unusual or extraordinary corporate transactions, events or developments;

•	items related to amortization of acquired intangible assets;

•	items that are outside the scope of our core, on-going business activities; or

•	items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions items related to a change in accounting principle.

Award Limits

The maximum number of shares which may be subject to awards granted under the 2008 Plan to any individual during any calendar year may not exceed 900,000 shares of our common stock, subject to adjustment in the event of any recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off or other transaction that affects our common stock in a manner that would require adjustment to such limit in order to prevent the dilution or enlargement of the potential benefits intended to be made available under the 2008 Plan. In addition, the maximum aggregate cash amount that may become payable pursuant to all performance-based awards that may be granted to any individual during any calendar year shall be $4,000,000.

Vesting and Exercise of Awards

The applicable award agreement governing an award will contain the period during which the right to exercise the award in whole or in part vests, including the events or conditions upon which the vesting of an award may accelerate. Generally, our employees’ option and restricted stock grants vest in equal annual installments over a three-year period on each anniversary of the grant date, subject to continued service with us. Effective as of our 2007 annual meeting of stockholders, our non-employee directors’ options also vest in equal annual installments over a three-year period on each anniversary of the grant date, while our non-employee directors’ restricted stock grants vest in full on the anniversary of the date of grant, in each case, subject to continued service with us. No portion of an award which is not vested at the holder’s termination of employment, consulting or directorship relationship will subsequently become vested, except as may be otherwise provided by the administrator either in the agreement relating to the award or by action following the grant of the award.

Generally, an option or stock appreciation right may only be exercised while such person remains an employee, consultant or non-employee director of us or for a specified period of time (up to the remainder of the award term) following the holder’s termination of employment or directorship, as applicable. An award may be exercised for any vested portion of the shares subject to such award until the award expires. Upon the grant of an award or following the grant of an award, the administrator may provide that the period during which the award will vest or become exercisable will accelerate, in whole or in part, upon the occurrence of one or more specified events, including, a change in control or a holder’s termination of employment or service by reason of the holder’s resignation, discharge, retirement or death.

Only whole shares of common stock may be purchased or issued pursuant to an award. Any required payment for the shares subject to an award, including any required payment of withholding taxes, will be paid in the form of cash or a check payable to us in the amount of the aggregate purchase price, or through a broker assisted cashless exercise procedure where the holder of the award places a market sell order with a broker with respect to the shares of common stock issuable upon exercise or vesting of the award and the broker timely remits such payment to us. However, the administrator may in its discretion and subject to applicable laws allow payment through one or more of the following:

•	the delivery of shares of common stock owned by the holder;

•	the surrender of shares of common stock which would otherwise be issuable upon exercise or vesting of the award;

•	the delivery of other lawful consideration of any kind; or

•	any combination of the foregoing.

Grants of Awards to Non-Employee Directors

The 2008 Plan authorizes the grant of discretionary awards to non-employee directors, the terms and conditions of which are to be determined by the administrator. Historically, our non-employee directors receive an automatic grant of certain awards. As of February 2007, non-employee directors receive an automatic grant, upon initial appointment and upon each annual meeting of stockholders, of equity awards valued at $100,000 as follows: options to purchase 5,000 shares of our common stock, to be valued as of the date of grant based on the closing price of our common stock multiplied by the number of options multiplied by 33%, and the balance of the $100,000, in restricted stock, to be valued based on the closing price of our common stock on the date of grant. Since as of the record date there were only 85,810 shares of common stock available for grant under the Prior Plan, if our stockholders do not approve the 2008 Plan, then our non-employee directors will not receive their annual award of options and restricted stock on the date of the annual meeting.

New Plan Benefits

Awards may be granted under the 2008 Plan prior to the time the 2008 Plan is approved by our stockholders; except that these awards will not be exercisable and will not vest prior to the time when the 2008 Plan is approved by our stockholders. The Compensation Committee’s equity award policy provides that the Compensation Committee will grant its annual equity awards to be effective as of January 31 of each year. Because the Prior Plan did not have sufficient shares to cover the amount of annual equity awards determined appropriate by the Compensation Committee to be awarded effective as of January 31, 2008, the Compensation Committee has authorized the award of a total of 282,900 shares of restricted stock to our senior management team, as set forth in the following table, to be effective as of the date of stockholder approval of the 2008 Plan. These shares of restricted stock will vest in equal installments of 1/3rd of the restricted shares granted on each of January 31, 2009, January 31, 2010 and January 31, 2011. The shares available under the Prior Plan were sufficient to make all intended awards to employees, other than members of senior management on January 31, 2008 and to make the intended stock option awards to the members of our senior management team. The following table also includes the 5,000 stock options to be granted to each non-employee director as of the annual meeting date, plus the estimated number of shares of restricted stock to be granted to our non-employee directors as of the annual meeting date, based on the closing sale price of our common stock on March 25, 2008. The total value to be delivered to each of our non-employee directors on the date of our annual meeting will be $100,000 in accordance with the director compensation program. The actual number of shares of restricted stock to be granted to our directors will be based on the value of the 5,000 options granted, which will be subtracted from the $100,000 resulting in the remaining value to be granted in shares of restricted stock, based on the closing price of our common stock on the date of the annual meeting. If our stockholders do not approve the 2008 Plan, the following equity awards will not be made effective. In addition if our stockholders do not approve the 2008 Plan within twelve months following approval of the 2008 Plan by our board, any other awards granted under the 2008 Plan prior to receipt of stockholder approval of the 2008 Plan will be cancelled. We have not made any other awards under the 2008 Plan.

Equity to be Awarded on the Date of the Annual Meeting if the 2008 Plan is Approved by Our Stockholders:

	Number of
	Restricted	Number of Stock
Name	Shares(1)	Options

Named Executive Officers
Joseph C. Winkler	91,100	0
Brian K. Moore	38,400	0
J. Michael Mayer	29,300	0
James F. Maroney	21,000	0
Kenneth L. Nibling	19,700	0
All Current Executive Officers as a Group	217,900	0
All Current Non-Employee Directors as a Group	(2)	40,000
All Non-Executive Employees as a Group	65,000	0

(1)	The value of restricted stock granted to our employees and non-employee directors will be based on the closing sales price for a share of our common stock on the NYSE on the date of grant, which will be the date of the annual meeting if the 2008 Plan is approved by our stockholders.

(2)	Our non-employee directors will each receive a grant of restricted stock on the date of the annual meeting such that, when combined with the option grant covering 5,000 shares each, the total value of the options and restricted stock grant will equal $100,000. See “Corporate Governance — Compensation of Directors” for a more complete description of the equity awards to be granted to our non-employee directors on the date of this annual meeting.

Transferability of Awards

Awards generally may not be assigned, transferred, or otherwise disposed in any manner other than by will or by the laws of descent and distribution, pursuant to beneficiary designation procedures approved from time to time by the administrator or, subject to the consent of the administrator, pursuant to a domestic relations order. Notwithstanding the foregoing, the administrator may also permit a non-qualified stock option to be transferred to certain family members, trusts or entities owned by these family members and trusts. Under no circumstances may awards be transferred for consideration. Awards may be exercised, during the lifetime of the holder, only by the holder or such permitted transferee, unless it has been disposed of pursuant to a domestic relations order.

Adjustments for Stock Splits, Recapitalizations, Mergers

In the event of any dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends), or any other change affecting the shares of our common stock or the share price of our common stock, the administrator of the 2008 Plan will equitably adjust any or all of the following in order to reflect such change:

•	the aggregate number and kind of shares of common stock (or other securities or property) with respect to which awards may be granted or awarded under the 2008 Plan;

•	the aggregate number of shares that may be subject to awards granted to any person in any calendar year, referred to as the award limit;

•	the number and kind of shares of common stock subject to outstanding awards;

•	the terms and conditions of any outstanding awards; and/or

•	the grant or exercise price with respect to any outstanding award under the 2008 Plan.

The administrator has the authority to take certain discretionary actions in these events including as accelerating the awards and terminating the awards in exchange for cash.

Change in Control

In the event of a Change in Control (as defined in the 2008 Plan), each outstanding award will be assumed or an equivalent award will be substituted by the successor corporation. If the successor corporation does not assume or substitute an award, the administrator may cause such award to become fully exercisable and cause all forfeiture restrictions applicable to such award to lapse. In addition, the administrator will notify the holder that the award is fully exercisable for 15 days after the date of such notice and will terminate upon the expiration of this 15 day period.

Administration of the 2008 Plan

The board will administer the 2008 Plan with respect to awards to non-employee directors, and the Compensation Committee of the board (or another committee or subcommittee of the board) will be the administrator of the 2008 Plan with respect to all other awards. The Compensation Committee of the board, or another committee or subcommittee of the board serving as administrator of the plan is expected to consist solely of two or more directors, each of whom is intended to qualify as a “non-employee director” as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, an “outside director” for purposes of Section 162(m) of the Code, and an “independent director” under the rules of the NYSE. The board or the Compensation Committee may delegate authority to a subcommittee comprised of one or more directors or officers to grant, or amend awards to persons other than those persons subject to Section 16 of the Exchange Act or whose compensation in the year of grant is, or in a future calendar year may be, subject to the limitation on deductibility under Section 162(m) of the Code.

The administrator of the 2008 Plan (i.e., the board, Compensation Committee or other committee of the board, or the subcommittee to whom authority has been delegated, as applicable) will have the power to:

•	designate which eligible individuals are to receive awards and the terms of such awards (including, but not limited to, the exercise price, grant price, or purchase price, any schedule for vesting, and any accelerations or waivers thereof);

•	determine the type(s) of awards to be granted to each participant;

•	determine the number of awards to be granted and the number of shares of common stock to which an award will relate;

•	determine whether, to what extent, and pursuant to what circumstances an award may be settled in, or the exercise price of an award may be paid in, cash, common stock, other awards, or other property, or an award may be canceled, forfeited, or surrendered;

•	prescribe the form of each award agreement;

•	decide all other matters that must be determined in connection with an award;

•	establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the 2008 Plan;

•	interpret the terms of, and any matter arising pursuant to, the 2008 Plan or any award agreement; and

•	make all other decisions that may be required pursuant to the 2008 Plan or as the administrator deems necessary or advisable to administer the 2008 Plan.

The 2008 Plan also authorizes the administrator to make such modifications to the terms and conditions of awards, including the adoption of one or more subplans, as may be deemed advisable to ensure compliance with applicable foreign laws and listing standards, provided any such action does not violate any other applicable law or require stockholder approval.

Amendment and Termination of the 2008 Plan

The administrator may terminate, amend or modify the 2008 Plan at any time, subject to stockholder approval to the extent required by applicable law or regulation or the listing standards of the NYSE (or any other market or stock exchange on which our common stock is at the time primarily traded). Additionally, stockholder approval will be specifically required to increase the maximum number of shares of common stock that may be issued under the 2008 Plan (other than by reason of the adjustments described under the title “Adjustments for Stock Splits, Recapitalizations, and Mergers” above) or decrease the exercise price of any option or stock appreciation right granted under the 2008 Plan.

Except with respect to amendments that are intended to cause awards to comply with or be exempt from Section 409A of the Code, no amendment, modification or termination of the 2008 Plan will adversely affect in any material way any award previously granted pursuant to the 2008 Plan without the participant’s consent. Additionally, in no event may an award be granted pursuant to the 2008 Plan on or after the tenth anniversary of the date of the annual meeting.

Federal Income Tax Consequences Associated with the 2008 Plan

The following is a general summary under current law of the material federal income tax consequences to an employee, consultant or non-employee director granted an award under the 2008 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of federal income taxation that may be relevant in light of a holder’s personal circumstances. This summarized tax information is not tax advice and a holder of an award should rely on the advice of his or her legal and tax advisors.

Non-Qualified Stock Options.  If an optionee is granted a non-qualified stock option under the 2008 Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of a share of our common stock at such time, less the exercise price paid. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a capital gain or loss.

Incentive Stock Options.  No taxable income should be recognized by the optionee at the time of the grant of an incentive stock option, and no taxable income should be recognized for regular federal income tax purposes at the time the option is exercised; however, the excess of the fair market value of our common stock received over the option price is an “item of adjustment” for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For federal income tax purposes, dispositions are divided into two categories: qualifying and disqualifying. A qualifying disposition generally occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition is granted and more than one year after the date the shares are transferred upon exercise. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition generally will result.

Upon a qualifying disposition, the optionee should recognize long-term capital gain in an amount equal to the excess of the amount realized upon the sale or other disposition of the purchased shares over the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of the fair market value of those shares on the exercise date (or, if less, the price at which the shares are sold) over the exercise price paid for the shares should be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee.

We will not be entitled to any federal income tax deduction if the optionee makes a qualifying disposition of the shares. If the optionee makes a disqualifying disposition of the purchased shares, then generally we or our subsidiary should be entitled to a federal income tax deduction, for the taxable year in which such disposition occurs, equal to the ordinary income recognized by the optionee.

Stock Appreciation Rights.  No taxable income generally should be recognized upon the grant of a stock appreciation right, but, upon exercise of the stock appreciation right, the cash or the fair market value of the shares received should be taxable as ordinary income to the recipient in the year of such exercise.

Restricted Stock.  In general, a recipient of restricted stock should not be taxed upon the grant or purchase of restricted stock that is subject to a “substantial risk of forfeiture” and non-transferable within the meaning of Section 83 of the Code. However, at the time the restricted stock is no longer subject to the substantial risk of forfeiture (e.g., when the restrictions lapse on a vesting date) or the shares become transferable, the recipient should recognize ordinary income equal to the fair market value of the common stock on the date the restrictions lapse or become transferable, less the amount the participant paid, if any, for such restricted stock. A recipient of restricted stock may, however, make an election under Section 83(b) of the Code to be taxed at the time of the grant or purchase on an amount equal to the fair market value of the common stock on the date of transfer, less the amount paid, if any, for such restricted stock. If a timely Section 83(b) election is made, the recipient should not recognize any additional income as and when the restrictions applicable to the restricted stock lapses.

Restricted Stock Units and Deferred Stock.  A recipient of restricted stock units or a deferred stock award generally should not have ordinary income upon grant of restricted stock units or deferred stock. When the shares of common stock are delivered under the terms of the award, the recipient should recognize ordinary income equal to the fair market value of the shares delivered, less any amount paid by the participant for such shares.

Dividend Equivalent Awards and Performance Awards.  A recipient of a dividend equivalent award or a performance award generally will not recognize taxable income at the time of grant. However, at the time such an award is paid, whether in cash or in shares of common stock, the recipient will recognize ordinary income equal to the value received.

Stock Payments.  A recipient of a stock payment generally will recognize taxable ordinary income in an amount equal to the fair market value of the shares of common stock received.

Tax Deductions and Section 162(m) of the Code.  Except as otherwise described above with respect to incentive stock options, we or our subsidiaries generally should be entitled to a federal income tax deduction at the time and for the same amount as the recipient recognizes ordinary income, subject to the limitations of Section 162(m) of the Code with respect to compensation paid to certain “covered employees.” Under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1,000,000 in any one year. The Section 162(m) deduction limit, however, does not apply to certain “performance-based compensation” as provided for by the Code and established by an independent compensation committee. In particular, stock options and stock appreciation rights will satisfy the “performance-based compensation” exception if the awards are made by a qualifying compensation committee, the underlying plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the exercise price or base price is not less than the fair market value of the stock subject to the award on the grant date). Other awards granted under the 2008 Plan may be “qualified performance-based compensation” for purposes of Section 162(m), if such awards are granted or vest based upon the achievement of one or more pre-established objective performance goals using one of the performance criteria described above.

The 2008 Plan is structured in a manner that is intended to provide the administrator with the ability to provide awards that satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code. In the event the administrator determines that it is in our best interests to make use of such awards, the remuneration attributable to those awards should not be subject to the $1,000,000 limitation. We have not, however, requested a ruling from the Internal Revenue Service or an opinion of counsel regarding this issue. This discussion will neither bind the Internal Revenue Service nor preclude the Internal Revenue Service from adopting a contrary position.

Section 409A of the Code.  Certain awards under the 2008 Plan may be considered “non-qualified deferred compensation” for purposes of Section 409A of the Code, which imposes additional requirements on the payment of deferred compensation. Generally, if at any time during a taxable year a non-qualified deferred compensation plan fails to meet the requirements of Section 409A, or is not operated in accordance with those requirements, all amounts deferred under the non-qualified deferred compensation plan for the taxable year and all preceding taxable years, by or for any participant with respect to whom the failure relates, are includible in the gross income of the participant for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under Section 409A, the amount also is subject to interest and an additional income tax. The interest imposed is equal to the interest at the underpayment rate plus one percentage point, imposed on the underpayments that would have occurred had the compensation been includible in income for the taxable year when first deferred, or if later, when not subject to a substantial risk of forfeiture. The additional income tax is equal to 20% of the compensation required to be included in gross income.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPLETE PRODUCTION SERVICES, INC. 2008 INCENTIVE AWARD PLAN.

ITEM 3:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our board of directors has selected Grant Thornton LLP (“Grant Thornton”) as our independent registered public accountants for the year ending December 31, 2008, and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. A representative of Grant Thornton is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Grant Thornton as our independent registered public accountants is not required by our bylaws or otherwise. However, the board is submitting the selection of Grant Thornton to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests and in the best interests of our stockholders.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2008.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS

The following table shows ownership of our common stock on March 25, 2008, based on 73,488,736 shares of common stock outstanding on that date, by (i) each person known to us to own beneficially more than five percent (5%) of our capital stock; (ii) each director and nominee; (iii) our Chief Executive Officer and Chief Financial Officer, and each of our other three most highly compensated executive officers for the year ended December 31, 2007 (collectively the “named executive officers”); and (iv) all of our current directors and nominees, named executive officers and executive officers as a group. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable:

		Rights to
	Shares of	Acquire		Percentage of
	Common	Common	Total Shares	Outstanding
Name	Stock(1)	Stock(2)	Beneficially Owned	Common Stock(3)

Directors and Nominees:
Joseph C. Winkler	299,208	386,020	685,228	*
Robert S. Boswell	23,221	19,180	42,401	*
Harold G. Hamm(4)	4,068,976	6,667	4,075,653	5.55%
Michael McShane	4,702	3,334	8,036	*
W. Matt Ralls	6,311	6,667	12,978	*
Andrew L. Waite(5)	783,866	6,667	790,533	*
Marcus A. Watts	6,702	3,334	10,036	*
R. Graham Whaling	44,527	14,064	58,591	*
James D. Woods	88,016	15,129	103,145	*
Other Named Executive Officers:
Brian K. Moore	75,532	187,970	263,502	*
J. Michael Mayer	104,483	98,245	202,728	*
James F. Maroney	67,320	54,568	121,888	*
Kenneth L. Nibling	66,720	53,368	120,088	*
All current executive officers and directors (including nominees) as a group (15 persons)	5,660,758	934,783	6,595,541	8.86%
Stockholders Holding 5% or more:
SCF-IV, L.P. and Related Entities(6) 600 Travis, Suite 6600, Houston, Texas 77002	20,255,292	0	20,255,292	27.6%

*	Less than 1%.

(1)	Includes unvested restricted common stock as follows:

	Unvested Restricted		Unvested Restricted
Directors and Nominees	Common Stock	Other Named Executive Officers	Common Stock

Mr. Winkler	144,986	Mr. Moore	8,866
Mr. Boswell	2,143	Mr. Mayer	18,652
Mr. Hamm	2,143	Mr. Maroney	13,776
Mr. McShane	2,143	Mr. Nibling	13,376
Mr. Ralls	2,143	All current executive
Mr. Waite	2,143	officers and directors	229,082
Mr. Watts	2,143
Mr. Whaling	2,143
Mr. Woods	2,143

(2)	Represents shares which the person or group has a right to acquire within sixty (60) days of March 25, 2008, upon the exercise of options.

(3)	Shares of common stock subject to options which are currently exercisable or which become exercisable within sixty (60) days of March 25, 2008 are deemed to be beneficially owned by the person holding such options for the purposes of computing the percentage of ownership of such person but are not treated as outstanding for the purposes of computing the percentage of any other person.

(4)	Includes an aggregate of 4,047,843 shares owned by Harold G. Hamm GRAT 4; Harold G. Hamm GRAT 6; and Harold G. Hamm GRAT 8 and 21,133 shares owned by the Revocable Inter Vivos Trust of Harold G. Hamm, as amended and restated, dated as of April 23, 1984, each of which is an estate planning trust. Mr. Hamm is the grantor and serves as the trustee of each of theses trusts. As such, Mr. Hamm may be deemed to have voting and dispositive power over the shares beneficially owned by these trusts.

(5)	Mr. Waite serves as Managing Director of L.E. Simmons and Associates, Incorporated, the ultimate general partner of SCF-IV, L.P. As such, Mr. Waite may be deemed to have voting and dispositive power over the shares beneficially owned by L.E. Simmons and Associates. Mr. Waite disclaims beneficial ownership of the shares owned by SCF-IV, L.P. See Footnote 6 below.

(6)	According to a Schedule 13G/A filed by L.E. Simmons on February 12, 2008. Includes 16,946,231 shares owned directly by SCF-IV, L.P., 1,390,530 shares owned directly by L.E. Simmons, 1,043,545 shares owned directly by LESFP, Ltd., 681,432 shares owned directly by SCF-VI, L.P., and 72,900 shares owned directly by L.E. Simmons & Associates, Incorporated. L.E. Simmons may be deemed to beneficially own 20,255,292 of these shares based on his sole power to vote and dispose of the shares held directly by him and shared power to vote and dispose of 18,864,762 shares. L.E. Simmons is the President and sole member of LESGP, LLC, which is the general partner of LESFP, Ltd. and is thus deemed the beneficial owner of, based on its power to direct the voting and disposition of, the shares held by LESFP, Ltd. L.E. Simmons is the sole stockholder of L.E. Simmons & Associates, Incorporated, which is the sole member and general partner, respectively, of SCF-IV, G.P., LLC and SCF-VI G.P. Limited Partnership, and thus L.E. Simmons and L.E. Simmons & Associates, Incorporated may be deemed to beneficially own all of the securities beneficially owned by these entities. SCF-IV, G.P., LLC is the sole member of SCF-IV, L.P. and is deemed the beneficial owner of, based on its power to direct the voting and disposition of, the shares held by SCF-IV, L.P. SCF-VI, G.P., Limited Partnership is the general partner of SCF-VI, L.P. and is deemed the beneficial owner of, based on its power to has the power to direct the voting and disposition of, the shares held by SCF-VI, L.P.

62,050 of the 72,900 shares owned directly by L.E. Simmons & Associates, Incorporated, 890,105 of the 1,043,545 shares owned directly by LESFP, Ltd. and 1,190,813 of the 1,390,530 shares owned directly by L.E. Simmons are subject to an understanding pursuant to which such parities have agreed not dispose of such shares at a faster rate than SCF-IV, L.P. disposes of the shares owned directly by it. The parties to the understanding described above disclaim that the understanding constitutes the formation of a group.

Excludes the following shares, a portion of which are subject to an understanding (the “understanding”) pursuant to which the owner has agreed not dispose of such shares at a faster rate than SCF-IV, L.P. disposes of the shares owned directly by it:

• 734,930 shares owned directly by David C. Baldwin, of which 609,806 shares are subject to the understanding;

• 478,220 shares owned directly by Anthony F. DeLuca, of which 406,540 shares are subject to the understanding;

• 783,866 shares owned directly by Andrew L. Waite, of which 652,599 shares are subject the understanding;

• 348,555 shares owned directly by JWG Management, Ltd., of which 299,555 shares are subject to the understanding;

• 5,740 shares owned directly by John H.W. Geddes, the president and sole stockholder of JWG Management, Ltd.

The parties to the understanding described above disclaim that the understanding constitutes the formation of a group.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the compensation programs and policies for our executive officers and the Compensation Committee’s role in the design and administration of these programs and policies and in making specific compensation decisions for our executive officers, including our “named executive officers” which consist of Joseph C. Winkler, our Chairman of the Board and Chief Executive Officer, Brian K. Moore, our President and Chief Operating Officer, J. Michael Mayer, our Senior Vice President and Chief Financial Officer, James F. Maroney, our Vice President, Secretary and General Counsel, and Kenneth L. Nibling, our Vice President — Human Resources and Administration.

Executive Summary

Fiscal 2007.  The initial public offering of our common stock occurred on April 21, 2006, and the compensation decisions made during 2007 were in large part a continuation of the programs established in connection with our initial public offering and the market study performed in anticipation of our public company status. At the time of our initial public offering, in early 2006, the Compensation Committee approved the following compensation strategy for our senior management:

•	Align base salaries at the market median;

•	Align total direct compensation (base, annual performance-based cash bonuses, and long-term equity awards) between the median and 75th percentile when our performance under our annual cash bonus plan is between “Expected Value” and “Over Achievement,” as such terms are used in the Management Incentive Plan discussed below;

•	Employ long-term equity incentive award target guidelines, based on the fair value of the award on the date of grant, the executive’s position and the executive’s salary; and

•	Provide long-term incentive awards in a mix of 70% options, based on the Black-Scholes model for valuations, and 30% restricted shares, based on fair market value on grant, for senior management, and provide all other employees with options only.

This pay strategy results in a significant percentage of annual compensation being delivered in the form of equity, rather than cash, and is oriented to rewarding performance, long-term in the form of equity awards and short-term in the form of performance based annual cash awards. This strategy also places more compensation at risk in the form of annual incentive opportunities and equity awards for employees with higher levels of responsibility.

Fiscal 2007 was marked by an increase in revenues, from $1.21 billion in 2006 to $1.66 billion in 2007, and an increase in earnings per diluted share from continuing operations, from $2.02 in 2006 to $2.38 (before the goodwill impairment charge of $0.18 per share) in 2007. In 2007, we continued our investment in equipment and personnel and our growth through acquisitions. During 2006 and 2007, we have invested an aggregate of approximately $671 million in equipment and other capital expenditures and approximately $468 million in acquisitions. In March 2007, we promoted Brian K. Moore, from President IPS Division, to President and Chief Operating Officer, providing additional operations support for our growing business needs. Despite our positive financial performance and growth, our stock price has declined from $19.82 at January 1, 2007 to $17.97 at December 31, 2007.

Some of the highlights of 2007 executive compensation are as follows:

•	At the commencement of 2007, since a comprehensive review of base salaries at our peer group companies had been performed in March 2006 in connection with our initial public offering, the Compensation Committee requested its compensation consultant to provide a summary report on their findings regarding the actual and projected movement for base pay for executives in the energy and energy services sector generally. The findings of the consultant were that salary increases generally ranged from 6-11% in our industry. In light of these findings and the salary increases that went into effect in April 2006, the Compensation Committee determined to raise the salaries of the executive officers for fiscal 2007 by approximately 6%. Base salary increases for our non-management level employees typically ranged from 4-7% for fiscal 2007 as determined in the discretion of each division’s president, taking into account, among other factors, competition, performance and retention.

•	Also at the commencement of 2007, the Compensation Committee determined to change the financial performance measure under our Management Incentive Plan from adjusted EBITDA, or earnings before interest, taxes, depreciation and amortization, to adjusted earnings per share, or adjusted EPS, in order to better align the performance measure with the interests of our stockholders, given the emphasis on earnings per share information among public companies and its impact on stockholder value. In addition, the Compensation Committee believed that a performance measurement that considered other income statement factors such as depreciation, taxes and interest could be a better indicator of the financial performance of a public company. Fiscal 2007 fully diluted EPS was $2.20, and adjusted EPS under the 2007 Management Incentive Plan was $2.36, which reflected an addition of $.18 for the impact of goodwill impairment specifically related to Canada and a subtraction of $.02 due to the estimated impact of unplanned acquisitions. Our 2007 adjusted EPS of $2.36 resulted in bonus awards for 2007 at approximately 70% of each executive’s target bonus opportunity. This percentage is based on the 10% payout for exceeding the “Entry” level target, plus an additional 60% based on the extent to which our 2007 actual adjusted EPS fell within the range between “Entry” level target and “Expected Value” target for adjusted EPS.

•	In early 2007, the same equity grants levels, expressed in number of shares, were awarded to the named executive officers as were awarded in 2006, despite our lower stock price, resulting in lower values delivered in the form of long term equity incentives.

•	Based in part on the findings of our compensation consultant in September 2006, and to provide more parity between the compensation of our Chief Executive Officer and the other executive officers and members of senior management, in early 2007, the Compensation Committee finalized change in control and severance agreements for our executive officers and six other members of the senior management team.

•	As a result of our stock price performance on December 31, 2007, 32% of our outstanding stock options and 12% of the stock options held by our named executive officers, are underwater. All option grants made in connection with and since becoming a public company have an exercise price in excess of the market price on December 31, 2007.

2008 Changes.  Our 2007 revenues of approximately $1.665 billion are more than twice our 2005 revenues of approximately $800 million, which revenues were the basis for the last comprehensive market study reviewed by the Compensation Committee in March 2006 just prior to our initial public offering. In light of our growth since the date of the last comprehensive market study, in October 2007, the Compensation Committee commissioned its consultant, Pearl Meyer & Partners (“PM&P”), to perform an analysis of our executives’ compensation forms and levels.

In January 2008, PM&P concluded that the named executive officers’ 2007 base salaries and total direct compensation levels were below the Compensation Committee’s stated pay strategy of paying base salaries at the median of their competitors and total direct compensation between the market median and 75th percentile. PM&P noted a substantial gap between the peer companies’ compensation practices and the current compensation levels of the named executive officers. Base salaries for each of the named executive officers were below the 25th percentile and total direct compensation levels were approximately 24% below the market median. Given the current market environment and concerns about our stock price performance, however, the Compensation Committee was concerned about the timing and the size of the base salary adjustments that would be needed to comply with their stated compensation philosophy. The Compensation Committee determined to partially address the gap through increased pay for performance opportunities and thus approved certain limited adjustments for 2008 compensation, as follows:

•	The named executive officers would forego base salary increases for 2008;

•	The 2008 bonus opportunities at the “Expected Value” level of performance, expressed as a percentage of salary, would be increased by 25 percentage points (i.e., the Chief Executive Officer’s increase was from 100% of base salary to 125% of base salary);

•	The targeted long-term incentive (LTI) multiples for the named executive officers would be increased by one-third and the 2008 equity grants would be based upon the adjusted LTI multiple (i.e., the Chief Executive Officer’s LTI multiple increased from 3.0 x base salary to 4.0 x base salary); and

•	The 2008 equity grant values for the named executive officers would be in the form of approximately 35% stock options and 65% restricted shares (compared to 70% stock options and 30% restricted stock in 2007 and 2006). The Compensation Committee revised the mix of options to restricted stock to address a number of factors, including, the retention disincentive created by underwater options and the shortage in our share reserve under our existing equity incentive plan.

In 2008, the Compensation Committee also approved a new incentive award plan, subject to stockholder approval at this 2008 annual meeting of stockholders. The Compensation Committee was not able to make all of its proposed equity awards in accordance with its guidelines as the share reserve under our existing plan was exhausted on January 31, 2008 in connection with the equity grants to all employees. Accordingly, the award of 282,900 shares of restricted stock to the named executive officers and other members of the senior management team that should have been granted on January 31, 2008 in accordance with the Compensation Committee’s guidelines will be made on the date of this annual meeting if our stockholders approve the proposed new incentive award plan. These stock awards will vest in one third increments on January 31, 2009, 2010 and 2011, subject to continued service with us. See Proposal 2 “Approval of the Complete Production Services, Inc. 2008 Incentive Award Plan.”

Objectives and Elements of our Compensation Programs and Policies

The Compensation Committee’s objective is to provide a total compensation package that is balanced with the proper incentives and is competitive with public companies within our peer group, while aligning the interests of our executives with our public stockholders. We believe a significant portion of compensation should be tied to our measurable performance.

The objectives of our compensation programs and policies are to:

•	attract and retain highly qualified and talented executive officers and other key employees;

•	motivate our executive officers and other key employees by aligning pay and performance and subjecting a significant portion of our executive officer’s compensation to the achievement of our short-

term financial performance goals and, for the other members of our senior management, with the goals for their respective divisions and units;

•	align the interests of our executive officers with those of our stockholders through equity-based long-term incentive awards that link executive compensation to stockholder return;

•	provide financial stability while recognizing individual performance and achievements;

•	ensure that our executive officers are placed on a level playing field with potential deal partners and serve the best interests of our stockholders in the event of a proposed transaction without concern over their personal financial security; and

•	honor the severance commitments made to our executives in inducing them to join our team.

The major compensation elements for our named executive officers are:

•	base salaries, which form stable parts of our named executive officers’ compensation packages that reward individual achievements and contributions;

•	annual cash bonuses that are based on our short-term financial performance measured against specific pre-established goals;

•	long-term equity incentive compensation, in the form of stock options that are tied to stock price appreciation, and the form of restricted stock awards that enhance retention and a long-term focus;

•	severance benefits, which were offered as part of the executive’s hiring package in order to induce quality executive talent to join us and which provide financial stability for the executives; and

•	change of control benefits, which predominate in our industry and facilitate the completion of transactions that are in the best interests of our stockholders.

We use each element of compensation to satisfy one or more of these compensation objectives and each element is an integral part of and supports our overall compensation objectives. We strive to offer our executive officers compensation and benefits that are attractive and competitive in the marketplace for talent.

Consistent with our performance-based philosophy, we reserve the largest potential compensation awards for performance and incentive-based programs. Our annual performance-based cash bonus program rewards our short-term financial performance, while our long-term equity awards reward our long-term stock price performance and align the interests of our senior management with our stockholders. The average mix of 2007 compensation paid to our named executive officers are reflected below.

Average NEO Compensation Mix

Determination of Compensation

The Compensation Committee reviews and approves all compensation decisions relating to our Chief Executive Officer and the other named executive officers, all division presidents and all other members of our senior management who earn greater than $200,000 in salary.

Pay Strategy

In March 2006, the Compensation Committee retained Stone Partners, an independent compensation consultant, to assist in ensuring that our compensation programs provided proper rewards and incentives given the combination of our predecessor companies and the anticipated completion of the initial public offering of our common stock. Specifically, the Compensation Committee reviewed external market analysis prepared by the consultant, the pay practices of our predecessor companies and pay strategies for senior management going forward. The market analysis performed by Stone Partners analyzed 14 peer group companies in the oilfield products and services industry. The data was regressed to reflect comparables for a company with revenue of $800 million. Based on its review of the peer company comparisons and market data, and the history of compensation practices of our predecessor companies, and its consideration of various recommendations of the consultant regarding pay strategies, in early 2006 the Compensation Committee approved the following compensation strategies:

•	Align base salaries at the market median;

•	Align total direct compensation (base, annual performance-based cash bonuses, and long-term equity awards) between the median and 75th percentile when our performance under our annual cash bonus plan is between “Expected Value” and “Over Achievement,” as such terms are used in the Management Incentive Plan discussed below;

•	Employ long-term equity incentive award target guidelines, based on the fair value of the award on the date of grant, the executive’s position and the executive’s salary; and

•	Provide long-term incentive awards in a mix of 70% options, based on the Black-Scholes model for valuations, and 30% restricted shares, based on fair market value on grant, for senior management, and provide all other employees with options only.

We believe in retaining the best talent among our senior executive management team. While this structure was established as a guideline, the Compensation Committee also considers the performance of the executive officer over time, as well as our financial performance and the performance of our stock price. To retain and motivate these key individuals, the Compensation Committee may determine that it is in our best interests to provide total compensation packages with one or more members of our senior executive management that may deviate from the general principle of targeting compensation at the levels discussed above.

The Compensation Committee did not perform any further comprehensive market analysis in setting 2007 compensation and generally continued the programs put in place in 2006 in response to the above strategies.

Compensation Consultant

The Compensation Committee has retained PM&P since September 2006 as its compensation consultant to advise the Compensation Committee on an as needed basis. PM&P reports directly to the Compensation Committee and works closely with our Vice President — Human Resources and Administration, who is management’s representative to the Compensation Committee. PM&P, when invited, attends meetings of the Compensation Committee. The Compensation Committee determines when to hire, terminate or replace the consultant, and which projects are to be performed by the consultant. PM&P has provided only services directed by the Compensation Committee related to executive compensation, services directed by the Nominating Committee related to director compensation and provided management with a non-executive compensation energy services study at a cost of less than $2,000. PM&P has not provided any other services directly to us.

During fiscal year 2006, PM&P provided at the request of the Compensation Committee specific studies and recommendations regarding change of control and severance benefit practices. Our employment agreement with our Chief Executive Officer, which was entered into when we hired him, included severance and change of control benefits and the letter agreements with our executive officers included certain severance benefits. The Compensation Committee desired to (i) provide more internal pay equity among the executive officers with regard to severance and change of control benefits, (ii) ensure that our senior management was not disadvantaged in light of the prevalence of change of control benefits in our industry and (iii) ensure compliance with Section 409A of the Internal Revenue Code. In November 2006, the Compensation Committee approved certain of the material terms of the severance and change of control benefits and payments, and the agreements were finalized in March 2007.

In early 2007, PM&P also provided a summary report of executive base salary increases in the energy and energy services sector, and provided market data, consistent with the strategies outlined above, regarding the compensation levels of Chief Operating Officers at companies within the oilfield services industry and assisted the Compensation Committee in determining the compensation package of Brian Moore upon his promotion to President and Chief Operating Officer in March 2007.

2008 Market Study

In October 2007, the Compensation Committee commissioned PM&P to perform a comprehensive market analysis of our executives’ compensation forms and levels. In its January 2008 analysis, PM&P compared our executives’ compensation forms and levels to peer company proxy data for the following pay components: (i) base salary; (ii) target annual cash incentives; (iii) total target cash compensation (base salary plus target annual cash incentives); (iv) long-term incentives (using grant date fair values) and (v) total direct compensation (total target cash compensation plus long-term incentives). In addition, the study examined long-term incentive trends and reviewed peer company share allocation and usage levels. The analysis also provided a summary of executive benefits and perquisites and severance and change of control provisions.

The Compensation Committee worked closely with management and the consultant to define the peer group companies in the oilfield products and services industry, determining to exclude certain companies which were considered too large or not comparable. The peer group reviewed for the early 2008 compensation determinations consisted of the following companies:

	TTM	Market
Company Name	Revenue(1)	Capitalization(2)
	($ millions)	($ millions)

Basic Energy Services, Inc.	$849	$898
Helix Energy Solutions Group, Inc.	$1,663	$3,790
Key Energy Services, Inc.	$1,642	$1,909
Newpark Resources, Inc.	$620	$491
Oil States International, Inc.	$1,992	$1,709
RPC, Inc.	$664	$1,148
Superior Energy Services, Inc.	$1,478	$2,771
Superior Wells Services, Inc.	$331	$498
TETRA Technologies, Inc.	$942	$1,157
W-H Energy Services, Inc.	$1,072	$1,725
75th Percentile	$1,601	$1,863
Median	$1,015	$1,433
Average	$1,127	$1,610
25th Percentile	$710	$960
Complete Production Services, Inc.	$1,594	$1,312

(1)	TTM = Trailing Twelve Months. Revenue information is for the TTM ending September 30, 2007.

(2)	Market capitalization information is as of December 31, 2007.

The data was regressed to reflect comparables for a company with a revenues size of $1.655 billion (our revenues) because the median revenue of the peer group companies was meaningfully below our revenues. The data was trended to January 1, 2008 using a 6.0% aging factor, which the consultant advised was conservative. The Compensation Committee will continue to review the composition of the peer group and will consider modifications to the peer group in order to ensure that it adequately represents our executive talent pool and is appropriate from a market capitalization and revenue size perspective.

Other than TETRA Technologies, Inc., Key Energy Services, Inc., Newpark Resources, Inc., W-H Energy Services, Inc., Superior Energy Services, Inc. and Oil States International, Inc., our peer group companies changed from the companies used in Stone Partners’ March 2006 market study, primarily to reflect our increased revenue size. In addition to these six continuing companies, the market analysis performed by Stone Partners in March 2006 included the following companies in the oilfield products and services industry: Hydril Company, Grant Prideco, Inc., Noble Corporation, GlobalSanteFe Corporation, Cameron International Corporation (formerly Cooper Cameron Corp.), Nabors Industries Ltd., Weatherford International Ltd., and BJ Services Company.

Based on PM&P’s January 2008 market study and findings that the named executive officers’ 2007 base salaries were below the 25th percentile of the peer group companies and total direct compensation levels were approximately 24% below the median of the peer group companies, the Compensation Committee determined in 2008 to increase pay for performance opportunities and thus approved certain limited adjustments for 2008 compensation, as discussed above under “Executive Summary — 2008 Changes” and throughout this CD&A.

Components of Compensation

Base Salary

Base salaries provide our executive officers with a degree of financial certainty and stability. In order to attract and retain highly qualified executives, in 2006 the Compensation Committee established a philosophy to provide base salaries comparable to those being paid by our peer group companies, targeting base salaries at the median market rates. The Compensation Committee annually reviews and determines the base salaries of our named executive officers. Salaries are also reviewed in the case of executive promotions or other significant changes in responsibilities. The Compensation Committee typically takes into consideration the Chief Executive Officer’s recommendations based on his evaluation of the performance of each other named executive officer against objectives established by the Chief Executive Officer and the executive at the beginning of each year, the executive’s scope of the responsibilities, our financial performance, retention considerations and general economic and competitive conditions.

Since a comprehensive review of base salaries at our peer group companies had been performed in March 2006, the Compensation Committee in March 2007 requested PM&P to provide a summary report on their findings regarding the actual and projected movement for base pay for executives in the energy and energy services sector generally. The PM&P summary report found a wage movement in the 6-11% range in these sectors, and recommended an overall salary budget increase of 10%. Based in part on this information and the fact that the named executive officers received salary increases consistent with the strategy of setting salaries at the median of the market in April 2006, and the recommendations of management, the Compensation Committee approved salary increases for fiscal 2007 for the named executive officers, other than Mr. Moore, ranging from 5.2% to 6.2%.

Mr. Moore’s salary was increased 55% from $200,000 to $310,000 in connection with his promotion to President and Chief Operation Officer on March 20, 2007. In approving Mr. Moore’s base salary increase, the Compensation Committee reviewed a summary report presented by PM&P regarding base salaries of Chief Operating Officers, indicating that salaries at the 25th percentile were approximately $303,000, while salaries at the 50th percentile were approximately $362,000. The Compensation Committee determined to set Mr. Moore’s salary at below the market median, but to provide a target bonus opportunity at 75% of his base salary, which was greater than the target bonus opportunities of between 50% to 70% of base salaries provided by the market. This was consistent with the Compensation Committee’s focus on performance based compensation and appropriate given the relatively large salary increase resulting from his promotion. The Compensation Committee also reviewed Messrs. Winkler’s and Mayer’s compensation packages and determined that Mr. Moore’s compensation package as Chief Operating Officer should fall between Mr. Winkler’s and Mr. Mayer’s compensation packages.

Even though PM&P’s January 2008 market analysis indicated that the named executive officers’ 2007 base salaries were below the 25th percentile and total direct compensation levels were approximately 24% below the market median, given the current market environment and concerns about our stock price performance, the Compensation Committee did not approve any base salary increases for 2008.

Annual Performance-Based Cash Bonuses

We maintain an annual cash performance based bonus program entitled the Management Incentive Plan (“MIP”), in which approximately 223 employees participated for fiscal 2007, including our named executive officers and all members of our senior management team. The MIP is designed to emphasize the importance of our short-term financial performance objectives and to reward members of our senior management for attaining and exceeding these objectives.

The MIP permits the payment of yearly cash bonuses based upon pre-established financial performance criteria for each plan year and provides for four levels of targeted financial performance: “Entry,” “Expected Value,” “Over Achievement” and “Stretch,” with the “Entry” level being the minimum level of performance that will be rewarded, “Expected Value” being the 100% target performance and the “Stretch” level being the highest level of performance that will be rewarded. At the beginning of each calendar year, the Compensation Committee establishes in writing the financial performance criteria to be used for that fiscal year and the “Entry,” “Expected Value,” “Over Achievement” and “Stretch” performance levels related to that performance criteria and the potential bonus payouts for each plan participant. For fiscal 2007, the Compensation Committee set adjusted EPS as the performance criteria. In the preceding two years, the Compensation Committee used adjusted EBITDA as the performance criteria. The Compensation Committee changed the performance criteria to adjusted EPS in order to better align the executive’s incentives with stockholder results, given the emphasis of earnings per share information among public companies and its impact on stockholder value. The Compensation Committee also believed that a performance measurement that included such factors as depreciation, taxes and interest could be a better indicator of the financial performance of a public company. In maintaining this performance measure for the 2008 fiscal period, the Compensation Committee also considered the consultant’s January 2008 market study which indicated that 40% of our peer group companies used EPS as a performance measure in their annual incentive programs. In setting the adjusted EPS targets for fiscal 2007, the Compensation Committee considered our prior financial performance, budgeted performance and anticipated developments.

As part of the MIP, individual target bonus opportunity is payable at “Expected Value” performance and is expressed as a percentage of each participant’s base salary, which varies based on position. For members of our senior management team, which includes our executive officers and division presidents, “Entry Level” performance level results in a payment equal to 10% of the target bonus opportunity, “Over Achievement” performance results in a payment equal to 150% of target bonus opportunity and “Stretch” performance results in a payment equal to 200% of the target bonus opportunity. Bonus payouts are based on the target level that was exceeded, plus an additional percentage based on the extent to which actual performance fell within the range between the target level that was exceeded and the next higher target level. Based on market data reviewed by the Compensation Committee in early 2006, this program facilitated our objective of aligning total direct compensation (base salaries, annual performance-based cash bonuses, and long-term equity awards) between the median and 75th percentile when our performance under our annual cash bonus plan is between the “Expected Value” and “Over Achievement” levels. The following table provides the potential bonus payouts for 2007, expressed as a percentage of salary, to each of our named executive officers in the case of “Entry,” “Expected Value,” “Over Achievement” and “Stretch” performance.

		Expected	Over
	Entry	Value	Achievement	Stretch
	Payout as % of	Payout as % of	Payout as % of	Payout as % of
Position	Base Salary	Base Salary	Base Salary	Base Salary

Chairman and Chief Executive Officer	10%	100%	150%	200%
President and Chief Operating Officer	7.5%	75%	112.5%	150%
Senior Vice President and Chief Financial Officer	6%	60%	90%	120%
All Other Named Executive Officers	5%	50%	75%	100%

In 2007, the performance objectives for our named executive officers were based completely on targeted adjusted EPS. The performance objectives for division presidents were based 25% on targeted adjusted EPS and 75% on the performance of individual divisions against pre-established performance targets, such as division EBITDA and division safety results. Following the end of the year in which the performance objectives are to be achieved, the Compensation Committee determines whether and to what extent the specified performance objectives have been achieved.

For fiscal year 2007, the Compensation Committee approved the following performance target levels for adjusted EPS:

			Over
Actual	Entry	Expected Value	Achievement	Stretch
Performance	Performance	Performance	Performance	Performance

$2.36	$2.04	$2.52	$2.72	$2.90

The adjusted EPS targets include adjustments to give effect to discontinued operations and acquisitions, as permitted under the MIP. Fiscal 2007 fully diluted EPS was $2.20, and adjusted EPS under the 2007 MIP was $2.36, which reflected an addition of $.18 for the impact of goodwill impairment specifically related to Canada and a subtraction of $.02 due to the estimated impact of unplanned acquisitions. Our 2007 adjusted EPS of $2.36 resulted in bonus awards at approximately 70% of the executive’s target bonus opportunity. This percentage includes the percentage payable based on exceeding “Entry” level performance plus an additional percentage based on the extent to which actual performance fell within the range between “Entry” level performance and “Expected Value” performance. Our performance of $2.36 was $0.32 over our “Entry” level target, representing 67% of performance toward “Expected Value” target (67% of the $0.48 difference between “Entry” target and “Expected Value” target), and thus representing 67% of the 90% difference between 100% “Expected Value” payout and 10% “Entry” payout, or 60%, which is added to the 10% payout for “Entry” level performance, resulting in 70% payout of the executive’s bonus opportunity at “Expected Value.” The actual amounts awarded under the MIP to our named executive officers for fiscal year 2006 are reflected in the Summary Compensation Table.

2008 Material Changes.  In 2008, the Compensation Committee reviewed data regarding the pay practices of 10 peer group companies that illustrated that our named executive officers’ base salaries were below the 25th percentile and their total direct compensation levels were below the median of the peer group companies. In order to address this disadvantage in the competitive marketplace for high quality executive talent, and taking into consideration employee morale and its previously established guidelines and its philosophy to pay for performance, the Compensation Committee increased the potential bonus payouts as a percentage of each named executive officer’s base salary for the fiscal 2008 MIP, by 25 percentage points, as follows:

Position	2007 Bonus at Expected Value	2008 Bonus at Expected Value

Chairman and Chief Executive Officer	100% of base salary	125% of base salary
President and Chief Operating Officer	75% of base salary	100% of base salary
Chief Financial Officer	60% of base salary	85% of base salary
All Other Named Executive Officers	50% of base salary	75% of base salary

Long-term Incentive Awards — Stock Options and Restricted Stock

Stock options and shares of restricted stock provide an incentive for our executives and other employees to focus their efforts towards a strategy that will increase our market value, as represented by our stock price. Capital accumulation from vested and unvested equity in these programs serves as a method for motivating and retaining our executives. Our employees, including our named executive officers, are eligible to participate in our annual grant of equity awards on the last business day of January in accordance with our Equity Award Policy. In addition, our employees are eligible to receive other equity awards throughout the fiscal year in connection with certain events, such as a new hire, retention of an employee, promotion or the achievement of certain individual or departmental performance objectives.

In connection with our initial public offering, the Compensation Committee established equity grant guidelines. The guidelines were based on input from the compensation consultant, and after consideration of peer group and market data, current and proposed total direct compensation, the rate of our share usage, dilution of our common stock, and individual and corporate performance achievements. The guidelines established for our senior management, including our named executive officers, is to provide equity awards based on the value of the award on the date of grant as a multiple of the executive’s base salary, as set forth below, subject to continued review by the Compensation Committee of potential share dilution and overhang.

Position	Value as Multiple of Salary

Chief Executive Officer	3.00 times base salary
President and Chief Operating Officer*	2.00 times base salary*
Chief Financial Officer	1.75 times base salary
Other Executive Officers, Corporate Vice Presidents and Division Presidents	1.50 times base salary

*	Mr. Moore’s multiple was increased from 1.5 to 2.0 in connection with his promotion to President and Chief Operating Officer.

These guidelines are consistent with our emphasis on long-term compensation that closely ties our executives’ compensation with the price of our common stock and satisfies our objective to link executive compensation to stockholder return. Our named executive officers and senior management are awarded options and shares of restricted stock. Commencing in 2007, restricted stock was also awarded to employees below the senior management level. In 2006, based on the market study performed in March 2006, the equity awards for named executive officers and senior management were established based on 70% of the award value, using a Black-Scholes model for calculations developed by the Compensation Committee’s consultant, in the form of options and 30% of the award value, based on the closing price of our common stock on the grant date, in shares of restricted stock. For 2007, the Compensation Committee granted the same number of options and shares of restricted stock that were awarded to the named executive officers in 2006. This, however, resulted in lower valuations delivered in the form of equity incentive awards from those established by the guidelines due to our lower stock price.

The Compensation Committee annually reviews the rate of share usage and dilution of our common stock resulting from the grant of our equity awards. Our fiscal year 2007 rate of share usage of 1.41% of the common shares outstanding was below the median and below the average for the peer group companies, based on the January 2008 market data. Our past practice has been to keep dilution of our common stock by outstanding stock options and shares of restricted stock to below 10%. Subsequent to our 2007 annual grants, dilution by outstanding equity awards was approximately 7.18%, which is below the median and the average for the peer group companies.

All stock options granted to our executive officers in 2007 were made under our Amended and Restated 2001 Stock Incentive Plan, or the 2001 Plan and have a term of 10 years, subject to earlier termination in connection with termination of employment. In addition to our annual grants in January 2007, our Compensation Committee awarded Mr. Moore 5,200 shares of restricted stock and 26,200 options on March 20, 2007 in connection with his promotion to President and Chief Operating Officer in order to achieve his targeted long term equity award target of 2.00 times salary. In April 2006, the Compensation Committee adopted a policy of vesting stock options and shares of restricted stock at a rate of one-third per year generally on each anniversary of the grant date over three years in order to provide an incentive for continued employment. In August 2006, we updated our form of equity award agreements and provided our executive officers with an extended option exercise period of one year following termination of employment in order to facilitate option exercises post termination of employment when a participant is no longer in possession of material non-public information concerning us and to permit better personal financial planning. For option grants following our initial public offering, the exercise price of such grants is equal to the closing price of our common stock on the NYSE on the grant date.

In January 2008, the Compensation Committee made awards of stock options and shares of restricted stock covering approximately 675,000 shares under our 2001 Plan, depleting the share reserve under the 2001

Plan. The Compensation Committee has approved our 2008 Incentive Award Plan and authorized 2.5 million shares for issuance under the 2008 Plan, subject to stockholder approval of the 2008 Incentive Award Plan at this 2008 annual meeting of stockholders. The Compensation Committee has delayed the award of 282,900 shares of restricted stock to the named executive officers and other members of the senior management team, that should have been granted on January 31, 2008 in accordance with the Compensation Committee’s guidelines, until the date of this annual meeting and conditioned upon our stockholders approving the proposed 2008 Incentive Award Plan. In order not to penalize our executives and members of our senior management team, these restricted stock awards will vest in one third increments on January 31, 2009, 2010 and 2011, subject to continued service with us.

In March 2008, as part of the initial revisions to address the deviation between total direct compensation paid by us and the median of total direct compensation paid by our competitors, as revealed by the 2008 market study performed by PM&P, the Compensation Committee approved new multipliers to determine the 2008 equity awards to be granted to the named executive officers, as described below.

Position	Prior Multiple	New Multiple

Chief Executive Officer	3.00 times base salary	4.00 times base salary
President and Chief Operating Officer	2.25 times base salary	3.00 times base salary
Chief Financial Officer	1.75 times base salary	2.33 times base salary
Vice President and General Counsel; Vice President, Human Resources and Administration	1.50 times base salary	2.00 times base salary

The Compensation Committee also revised the mix of options to restricted stock, from a value of 70% options/30% restricted stock in 2007 to 35% options/65% restricted stock in 2008 in order to address a number of factors, including the retention disincentive created by underwater options, the potential that in a slowly rising or down market the “cost” of the options to the company may be more than the value delivered to the recipient, the challenges in replenishing share reserves, and to reduce the overall amount of equity awards being issued. The Compensation Committee also considered our consultant’s January 2008 findings that our peer group companies have increased their use of full-value awards, including restricted stock, in some cases, by partly or totally substituting restricted stock for options.

Delegation of Authority to Grant Equity Awards.  In September 2006, our board of directors established an Equity Award Sub-Committee of our board and our Chief Executive Officer was appointed as the sole member of the Equity Award Sub-Committee. The Compensation Committee and the board delegated the making of grants of equity awards, to employees who are not Section 16 officers and who are not officers or senior managers or other key employees with a salary in excess of $200,000 per year, to our Chief Executive Officer, as the sole member of the Equity Award Sub-Committee. The foregoing delegation was generally subject to the following limitations and conditions:

•	the aggregate number of awards that may be granted must be set by the Compensation Committee each year;

•	the options must have an exercise price equal to the closing price of our common stock on the grant date and may have a term not longer than ten years; and

•	the awards shall be exercisable in installments, with full vesting to occur no sooner than the third anniversary after the grant date and awards shall be made under and subject to the terms set forth in our 2001 Plan.

In accordance with this delegation of authority, the Equity Award Sub-Committee granted 584,000 options on January 31, 2007 and an aggregate of 36,700 additional stock options during fiscal 2007.

Policies with Respect to Equity Compensation Awards Determinations.  Effective for 2007 and on a going forward basis, our board of directors adopted a written policy regarding granting of equity awards. Under our policy, we make grants of equity awards at least once annually and the grant date for the annual grant has been established as the last business day of January. The date of approval for such grants may precede, or occur on, the last business day of January. All options must be granted with an exercise price equal to the closing price of our common stock on the date of grant. The Compensation Committee, in approving the annual grants is required to (i) specify the annual grants of equity awards to be made to each executive officer, each division president and each other employee whose base salary equals or exceeds $200,000, and (ii) specify the total grants to be made to the employees as a group comprising each of our business units and/or divisions, as applicable, which for 2007, was 634,000. The Equity Award Sub-Committee, consisting of our Chief Executive Officer, may then allocate the equity awards to the specific employees within such business units and/or divisions and such allocation shall be complete and evidenced by a unanimous written consent executed by the Equity Award Sub-Committee on or before the last business day of January.

The Compensation Committee and the Equity Award Sub-Committee may from time to time grant equity awards in addition to the annual grant effective as of a specified future date or upon the occurrence of a specified and objectively determinable future event, such as an individual’s commencement of employment or promotion, in which case such future date shall be the date of grant of the equity award. In no event may the grant date of an equity award be made effective as of a date earlier than the approval date of the award and in no event may the exercise price of an option grant be less than the closing price of our common stock on the NYSE on the grant date.

Severance and Change of Control Agreements

During the fourth quarter of 2006, the Compensation Committee reviewed market data provided by PM&P relating to the prevalence of change of control agreements in the energy services and peripheral energy industry, and the standard terms for such benefits. The market data was compiled from a cross-section of 33 energy and energy service companies that were selected on the basis that they directly or indirectly compete with us for executive talent, they experience comparable market cycles and they may be tracked similarly by market analysts. The Compensation Committee also considered the existing terms of the agreement with our Chief Executive Officer providing certain severance and change of control benefits, and the existing terms of the employment letters with our executive officers providing certain severance benefits. The Compensation Committee approved agreements for a total of nine members of senior management, including our named executive officers, that provide such employees with certain payments and other benefits in the event of a change of control, in the event of a qualifying termination of employment in connection with a change of control and in the event of certain terminations of employment not related to a change of control.

The benefits payable to the named executive officers in connection with a change of control vary with position and range from a multiple of three to two and a half times salary and bonus, based on position, plus continuation of 401(k) contribution and health and other benefits for a period of years multiplied by the applicable multiple. These payments and benefits are payable only upon a double trigger, wherein the executive’s employment is terminated by us without cause or by the executive for good reason within six months prior to or two years following a change of control. The payments and benefits also include full acceleration of all equity awards upon a change of control (i.e. a single trigger). Gross-up payments to reimburse for excise taxes payable by the executive are provided to the named executive officers. These provisions were prevalent in our industry and ensured that the executive officers would receive the full value of the expected payments. These agreements are designed to retain our executive officers and provide continuity of management in the event of an actual or threatened change in control and to ensure that our executive officers direct their energies to creating the best deal for our stockholders without concern for their personal prospects.

The agreements also provide certain benefits and payments in the event a named executive officer is terminated without cause. The benefits payable to the named executive officers in connection with this type of termination vary with position and range from a multiple of two to one and two-third times salary and bonus, based on position, plus acceleration of all equity awards, and continuation of health and other benefits for a period of years multiplied by the applicable multiple. These provisions were consistent with the letter agreements of the executive officers and certain of the terms of our Chief Executive Officer’s agreement. These benefits were also prevalent in approximately two-thirds of the companies reviewed. A more complete description of the material terms of our severance and change of control arrangements can be found under “Potential Payments Upon Termination or Change of Control.”

Perquisites and Other Benefits

The only perquisite that we provide to our named executive officers that is not provided to our employees generally, is a car allowance with an incremental cost of less than $10,000 per year. The car allowance is intended to cover expenses related to the lease, purchase, insurance and maintenance of a vehicle. It is provided in recognition of the need to have executive officers visit customers, business partners and other stakeholders in order to fulfill their job responsibilities. This travel causes wear and tear on personal vehicles and increases fuel expenses. We believe that providing this benefit is a relatively inexpensive way to enhance the competitiveness of the executive’s compensation package. The consultant’s January 2008 market analysis demonstrated that a majority of our peer companies provided auto allowance for their top executives.

We have no defined benefit or defined contribution retirement plans other than the Complete Production Services Inc. 401(k) Employee Savings Plan established under Section 401(k) of the Internal Revenue Code. Contributions to the 401(k) plan are voluntary and all employees who are at least 21 years of age are eligible to participate. Approximately 49.9% of our eligible employees participate in this plan. The 401(k) plan permits us to match employee contributions, 100% of the participant’s elective deferrals up to 4% of the total compensation. The amount of employer matching contributions paid to named executive officers are shown in the Summary Compensation Table.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a company of annual compensation in excess of $1,000,000 paid to certain of our executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and our board of directors’ committee that establishes such goals consists only of “outside directors.” All members of the Compensation Committee are intended to qualify as “outside directors.” Additionally, stock options will qualify for the performance-based exception where, among other requirements, the exercise price of the option is not less than the fair market value of the stock on the date of grant, and the plan includes a per-executive limitation on the number of shares for which options may be granted during a specified period. Our stock option grants under our 2001 Plan are intended to meet the criteria of performance-based compensation under Section 162(m), while our restricted stock awards do not qualify as performance-based compensation. The 2007 MIP has not met the performance-based criteria of Section 162(m) of the Internal Revenue Code. If approved by our stockholders at this annual meeting, it is the intention of the Compensation Committee to operate the MIP under the 2008 Plan, thereby permitting future performance-based award payments under the MIP to qualify as performance-based compensation under Section 162(m).

The Compensation Committee considers the anticipated tax treatment to us and our executive officers when reviewing executive compensation and our compensation programs. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. From time to time, the Compensation Committee may award compensation to our executive officers which is not fully deductible if it determines that such award is consistent with its philosophy and is in our and our stockholders best interests, such as time vested grants of restricted stock or retention bonuses, as part of their initial employment offers.

Sections 280G and 4999 of the Internal Revenue Code impose certain adverse tax consequences on compensation treated as excess parachute payments. An executive is treated as having received excess parachute payments for purposes of Sections 280G and 4999 of the Internal Revenue Code if he or she receives compensatory payments or benefits that are contingent on a change in the ownership or control of a corporation, and the aggregate amount of such contingent compensatory payments and benefits equal or exceeds three times the executive’s base amount. If this occurs, the portion of the payments and benefits in excess of one times the base amount is treated as an excess parachute payment subject to a 20% excise tax under Section 4999 of the Internal Revenue Code, in addition to any applicable federal income and employment taxes. Also, the corporation’s compensation deduction in respect of the executive’s excess parachute payment is disallowed under Section 280G of the Internal Revenue Code. If we were to be subject to a change of control, certain amounts received by our executives (for example, amounts attributable to the accelerated vesting of stock options and the payments and benefits payable upon a qualifying termination following a change of control) could be excess parachute payments under Sections 280G and 4999 of the Internal Revenue Code. We provide certain of our executive officers with tax gross-up payments in the event of a qualifying termination in connection with a change of control.

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded, paid to, or earned by each of our named executive officers for all services rendered in all capacities to us for the years ended December 31, 2007 and 2006:

					Non-Equity
			Stock	Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary(1)	Awards(2)	Awards(3)	Compensation(4)	Compensation(5)	Total

Joseph C. Winkler	2007	$544,024	$538,792	$430,581	$386,400	$18,600	$1,918,397
Chairman and Chief Executive Officer	2006	$482,404	$359,348	$380,256	$927,160	$18,400	$2,167,568
Brian K. Moore	2007	$287,120	$82,102	$126,716	$162,750	$18,600	$677,288
President and Chief Operating Officer
J. Michael Mayer	2007	$301,263	$172,869	$138,753	$128,100	$18,600	$759,585
Senior Vice President and Chief Financial Officer	2006	$284,105	$95,199	$72,519	$310,242	$18,400	$780,465
James F. Maroney	2007	$250,810	$109,919	$129,464	$89,040	$18,600	$597,833
Vice President, Secretary and General Counsel	2006	$235,305	$68,850	$78,048	$213,960	$17,050	$613,213
Kenneth L. Nibling	2007	$235,136	$105,697	$123,538	$83,475	$18,600	$566,446
Vice President — Human Resources	2006	$218,739	$67,250	$75,432	$200,588	$16,588	$578,597
and Administration

(1)	Includes any amount of salary deferred under the Complete Production Services, Inc. 401(k) Retirement and Savings Plan (the “401(k) Plan”) otherwise payable in cash during the year.

(2)	The amounts shown are the amounts of compensation cost recognized by us in the year indicated related to the grants of restricted stock, as prescribed under FAS 123R. For a discussion of valuation assumptions, see Footnote 14, “Stockholders’ Equity” to our 2007 consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007; except that for purposes of the amounts shown, no forfeitures were assumed to take place. The table below shows how much of the overall amount of the compensation cost recognized by us in fiscal year 2007 is attributable to each award:

		Number of Shares of	Fiscal Year 2007
Named Executive Officer	Grant Date	Stock in Original Grant	Compensation Cost

Mr. Winkler	01/31/2007	20,500	$124,463
	04/20/2006	20,500	$164,000
	06/20/2005	117,654	$250,329
Mr. Moore	03/20/2007	5,200	$25,402
	01/31/2007	4,200	$25,500
	04/20/2006	3,900	$31,200
Mr. Mayer	01/31/2007	6,600	$40,071
	04/20/2006	6,600	$52,800
	03/15/2005	39,408	$79,998
Mr. Maroney	01/31/2007	4,700	$28,536
	04/20/2006	4,700	$37,600
	10/03/2005	15,020	$43,783
Mr. Nibling	01/31/2007	4,400	$26,714
	04/20/2006	4,400	$35,200
	10/03/2005	15,020	$43,783

The restricted shares of our common stock shown in the Summary Compensation Table were issued under our 2001 Stock Incentive Plan and vest in equal annual installments over a three-year period, in the case of 2006 and 2007 awards, and over a four-year period, in the case of 2005 awards, in each case, on each anniversary of the date of issuance, subject to continued service with us, except for Mr. Winkler’s June 20, 2005 award, which vests in full on the fourth anniversary of the date of issuance. The holders of our restricted stock are entitled to vote and receive dividends, if issued, on the shares of common stock covered by the restricted stock grant. See “Compensation Discussion and Analysis — Components of Compensation — Long-term Incentive Awards — Stock Options and Restricted Stock” for a more complete description of the 2001 Stock Incentive Plan.

Number of shares underlying original grants represents shares outstanding after FIN 144 adjustment, as applicable, for our stock dividend in September 2005 and our stock split in December 2005.

(3)	The amounts shown are the amounts of compensation cost recognized by us in the year indicated related to the grants of stock options, as prescribed under FAS 123R. For a discussion of valuation assumptions, see Footnote 14, “Stockholders’ Equity” to our 2007 consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007; except that for purposes of the amounts shown, no forfeitures were assumed to take place. The table below shows how much of the overall amount of the compensation cost recognized by us in fiscal year 2007 is attributable to each award:

			Number of Shares of
			Stock Underlying
			Options in Original	Fiscal Year 2007
Named Executive Officer	Grant Date	Exercise Price	Grant	Compensation Cost

Mr. Winkler	01/31/2007	$19.87	87,200	$173,951
	04/20/2006	$24.00	87,200	$256,630
Mr. Moore	03/20/2007	$19.54	26,200	$42,952
	01/31/2007	$19.87	17,500	$34,910
	04/20/2006	$24.00	16,600	$48,854
Mr. Mayer	01/31/2007	$19.87	28,100	$56,055
	04/20/2006	$24.00	28,100	$82,698
Mr. Maroney	01/31/2007	$19.87	19,900	$39,698
	04/20/2006	$24.00	19,900	$58,566
	10/03/2005	$11.66	52,000	$31,200
Mr. Nibling	01/31/2007	$19.87	18,700	$37,304
	04/20/2006	$24.00	18,700	$55,034
	10/03/2005	$11.66	52,000	$31,200

The options shown in the above table were issued under our 2001 Stock Incentive Plan and vest in equal annual installments over a three-year period on each anniversary of the grant date, subject to continued service with us, and have a term ranging from five to ten years.

Number of shares underlying original grants represents shares outstanding after FIN 144 adjustment, as applicable, for our stock dividend in September 2005 and our stock split in December 2005.

(4)	The amounts shown represent the bonus performance awards earned under the MIP for services rendered during fiscal year 2007. Our 2007 adjusted EPS of $2.36 resulted in bonus awards for 2007 at approximately 70% of each executive’s target bonus opportunity. Bonuses to our executive officers are based upon a percentage of their base salary. See “Compensation Discussion and Analysis — Components of Compensation — Annual Performance-Based Cash Bonuses” for a more complete description of the bonus plan.

(5)	The amounts shown include our incremental cost for the provision to each of the named executive officers of a car allowance equal to $9,600 for fiscal 2007, and matching contributions made under our 401(k) Plan for fiscal 2007 for each of the named executive officers equal to $9,000.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2007:

						All Other	All Other
						Stock	Option
						Awards:	Awards:	Exercise or
						Number of	Number of	Base Price
			Estimated Possible Payouts Under			Shares of	Securities	of Option
	Approval	Grant	Non-Equity Incentive Plan Awards(1)			Stock or	Underlying	Awards	Grant Date Fair Value
Name	Date	Date	Threshold	Target	Maximum	Units(2)	Awards(3)	($/Sh)	Option Awards		Stock Awards

Joseph C. Winkler	01/26/2007	01/31/2007	—	—	—	20,500	87,200	$19.87	$632,549	(4)	$407,335	(5)
	04/16/2007	04/16/2007	$55,200	$552,000	$1,104,000	—	—	—	—		—
Brian K. Moore	01/26/2007	01/31/2007	—	—	—	4,200	17,500	$19.87	$125,945	(4)	$83,454	(5)
	03/14/2007	03/20/2007	—	—	—	5,200	26,200	$19.54	$183,426	(6)	$101,608	(7)
	04/16/2007	04/16/2007	$23,250	$232,500	$465,000	—	—	—	—		—
J. Michael Mayer	01/26/2007	01/31/2007	—	—	—	6,600	28,100	$19.87	$203,426	(4)	$131,142	(5)
	04/16/2007	04/16/2007	$18,300	$183,000	$366,000	—	—	—	—		—
James F. Maroney	01/26/2007	01/31/2007	—	—	—	4,700	19,900	$19.87	$144,355	(4)	$93,389	(5)
	04/16/2007	04/16/2007	$12,720	$127,200	$254,400	—	—	—	—		—
Kenneth L. Nibling	01/26/2007	01/31/2007	—	—	—	4,400	18,700	$19.87	$135,650	(4)	$87,428	(5)
	04/16/2007	04/16/2007	$11,925	$119,250	$238,500	—	—	—	—		—

(1)	The amounts shown represent potential value of performance bonus awards under the MIP for fiscal year 2007 based on targeted performance. The amounts shown under “Threshold” correspond to “Entry” level performance (adjusted EPS of $2.04), the amounts shown under “Target” correspond to “Expected Value” level of performance (adjusted EPS of $2.52) and the amounts shown under “Maximum” correspond to “Stretch” level of performance (adjusted EPS of $2.90). Potential bonus payouts are represented as a percentage of each participant’s base salary. Actual amounts awarded under the plan to our named executive officers for fiscal year 2007 are reflected in the Summary Compensation Table. Please also see “Compensation Discussion and Analysis — Components of Compensation — Annual Performance-Based Cash Bonuses” for a more complete discussion regarding the MIP.
(2)	Amounts shown represent restricted shares of our common stock issued under our 2001 Stock Incentive Plan that vest in three equal annual installments over a three-year period on each anniversary of the date of grant, subject to continued service with us.
(3)	Amounts shown represent options issued under our 2001 Stock Incentive Plan that vest in three equal annual installments over a three-year period on each anniversary of the date of grant, subject to continued service with us, and have a ten-year term.
(4)	The dollar value of the options shown represents the grant date fair value based on the Black-Scholes model of option valuation to determine grant date fair value, as prescribed under FAS 123R. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The following assumptions were used in the Black-Scholes model: market price of stock, $19.87; exercise price of option, $19.87; expected stock volatility, 31.0%; risk-free interest rate, 4.82% (based on the 10-year treasury bond rate); expected life, 5.1 years; dividend yield, 0%.
(5)	The dollar value of the stock shown represents the grant date fair value as prescribed under FAS 123R, based on the closing price of our common stock on the date of grant of $19.87.
(6)	The dollar value of the options shown represents the grant date fair value based on the Black-Scholes model of option valuation to determine grant date fair value, as prescribed under FAS 123R. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The following assumptions were used in the Black-Scholes model: market price of stock, $19.54; exercise price of option, $19.54; expected stock volatility, 31.0%; risk-free interest rate, 4.47% (based on the 10-year treasury bond rate); expected life, 5.1 years; dividend yield, 0%.

(7)	The dollar value of the stock shown represents the grant date fair value as prescribed under FAS 123R, based on the closing price of our common stock on the date of grant of $19.54.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers at December 31, 2007:

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying			Number of Shares		Market Value of
	Unexercised	Unexercised	Option	Option	or Units of Stock		Shares or Units of
	Options	Options	Exercise	Expiration	That Have Not		Stock That Have
Name	Exercisable	Unexercisable(1)	Price	Date	Vested		Not Vested(2)

Joseph C. Winkler	0	87,200	$19.87	01/31/2017	151,820	(3)	$2,728,205
	29,067	58,133	$24.00	04/20/2016
	26,476	26,474	$6.69	06/23/2015
	272,344	272,343	$6.69	06/20/2015
Brian K. Moore	0	26,200	$19.54	03/20/2017	12,000	(4)	$215,640
	0	17,500	$19.87	01/31/2017
	5,534	11,066	$24.00	04/20/2016
	33,874	16,936	$5.00	01/01/2010
	25,094	8,364	$4.48	04/30/2009
	58,551	19,516	$4.48	03/26/2009
J. Michael Mayer	0	28,100	$19.87	01/31/2017	30,704	(5)	$551,751
	9,367	18,733	$24.00	04/20/2016
	70,144	0	$2.00	05/28/2009
James F. Maroney	0	19,900	$19.87	01/31/2017	15,343	(6)	$275,714
	6,634	13,266	$24.00	04/20/2016
	34,667	17,333	$11.66	10/03/2015
Kenneth L. Nibling	0	18,700	$19.87	01/31/2017	14,843	(7)	$266,729
	6,234	12,466	$24.00	04/20/2016
	34,667	17,333	$11.66	10/03/2015

(1)	The following table shows the vesting schedules relating to the option awards which are represented in the above table by their expiration dates and presumes continued service with us through the vesting date:

Option Awards Vesting Schedule

Expiration Date	Grant Date	Vesting Schedule

03/20/2017	03/20/2007	Original grant vests in 3 equal installments on 3/20/2008, 3/20/2009 and 3/20/2010
01/31/2017	01/31/2007	Original grant vests in 3 equal installments on 1/31/2008, 1/31/2009 and 1/31/2010
04/20/2016	04/20/2006	Original grant vests in 3 equal installments on 4/20/2007, 4/20/2008 and 4/20/2009
06/23/2015	06/23/2005	Original grant vests in 4 equal installments on 6/23/2006, 6/23/2007, 6/23/2008 and 6/23/2009
06/20/2015	06/20/2005	Original grant vests in 4 equal installments on 6/20/2006, 6/20/2007, 6/20/2008 and 6/20/2009
10/03/2015	10/03/2005	Original grant vests in 3 equal installments on 10/03/2006, 10/03/2007 and 10/03/2008
01/01/2010	01/01/2005	Original grant vests in 3 equal installments on 01/01/2006, 01/01/2007 and 01/01/2008
04/30/2009	04/30/2004	Original grant vests in 4 equal installments on 04/30/2005, 04/30/2006, 04/30/2007 and 04/30/2008
03/26/2009	03/26/2004	Original grant vests in 4 equal installments on 03/26/2005, 03/26/2006, 03/26/2007 and 03/26/2008

(2)	Represents the closing price of a share of our common stock on December 31, 2007 ($17.97) multiplied by the number of shares that have not vested.

(3)	Represents 20,500 shares of restricted stock that vest in installments of 6,834, 6,833 and 6,833 shares on January 31 of 2008, 2009 and 2010, respectively, 13,666 shares of restricted stock that vest in installments of 6,833 shares on April 20 of 2008 and 2009 and 117,654 shares of restricted stock that vest in full on June 20, 2009, in each case subject to continued service with us.

(4)	Represents 5,200 shares of restricted stock that vest in installments of 1,734, 1,733 and 1,733 shares on March 20 of 2008, 2009 and 2010, 4,200 shares of restricted stock that vest in equal installments of 1,400 shares on January 31 of 2008, 2009 and 2010, and 2,600 shares of restricted stock that vest in installments of 1,300 shares on April 20 of 2008 and 2009, in each case subject to continued service with us.

(5)	Represents 6,600 shares of restricted stock that vest in installments of 2,200 shares on January 31 of 2008, 2009 and 2010, 4,400 shares of restricted stock that vest in installments of 2,200 shares on April 20 of 2008 and 2009, and 19,704 shares of restricted stock that vest in equal installments of 9,852 shares on March 15 of 2008 and 2009, in each case subject to continued service with us.

(6)	Represents 4,700 shares of restricted stock that vest in installments of 1,567, 1,567 and 1,566 shares on January 31 of 2008, 2009 and 2010, 3,133 shares of restricted stock that vest in installments of 1,567 and 1,566 shares on April 20 of 2008 and 2009 and 7,510 shares of restricted stock that vest in installments of 3,755 shares on October 3 of 2008 and 2009, in each case subject to continued service with us.

(7)	Represents 4,400 shares of restricted stock that vest in installments of 1,467, 1,467, and 1,466 shares on January 31 of 2008, 2009 and 2010, 2,933 shares of restricted stock that vest in installments of 1,467 and 1,466 shares on April 20 2008 and 2009, and 7,510 shares of restricted stock that vest in installments of 3,755 shares on October 3 of 2008 and 2009, in each case subject to continued service with us.

Option Exercises and Stock Vested

The following table summarizes the vesting of stock awards for each of our named executive officers for the year ended December 31, 2007.

	Option Awards		Stock Awards
	Number of
	Securities Acquired	Value Realized	Number of Shares	Value Realized
Name	on Exercise	on Exercise(1)	Acquired on Vesting	on Vesting(2)

Joseph C. Winkler	0	$0	6,834	$156,499
Brian K. Moore	0	$0	1,300	$29,770
J. Michael Mayer	55,000	$1,240,634	12,052	$241,016
James F. Maroney	0	$0	5,322	$114,063
Kenneth L. Nibling	0	$0	5,222	$111,773

(1)	The value realized upon exercise of stock options reflects the price at which shares acquired upon exercise of the stock options were sold or valued for income tax purposes, net of the exercise price for acquiring the shares.

(2)	Represents the closing price of a share of our common stock the date of vesting multiplied by the number of shares that have vested.

Potential Payments Upon Termination or Change of Control

We have entered into agreements with each of our named executive officers and certain other members of our senior management that provide certain severance payments and benefits (the severance plan) and certain change of control payments and benefits (the change of control plan).

Severance Plan

Pursuant to the terms of the severance plan, if we terminate the employee’s employment other than for “cause” (as defined below), and for Mr. Winkler, the employee voluntarily terminates his employment for “good reason” (as defined below) prior to attainment of age 63, the employee will be entitled to receive certain compensation and benefits from us, including the following:

•	a bonus for the year during which the employee’s employment is terminated, which shall not be less than the target bonus amount for such year and shall be pro-rated for the days served;

•	a severance payment equal to two times (in the case of Mr. Winkler) or 1.67 times (in the case of each of Messrs. Moore, Mayer, Maroney and Nibling) the sum of the employee’s annual base salary and bonus (the greater of the target bonus amount or the highest annual bonus paid during the prior three fiscal years);

•	for Messrs. Winkler, Moore, Mayer, Maroney and Nibling, all unvested stock options and restricted stock will immediately vest; and

•	additional benefits, such as health and disability coverage and benefits and a lump sum payment in lieu of an automobile allowance for up to 24 months (in the case of Mr. Winkler) or 20 months (in the case of each Messrs. Moore, Mayer, Maroney and Nibling) following the date of termination and an extended exercise period for options granted after the effective date of the agreements.

Change of Control Plan

Pursuant to the change of control plan, upon a “change of control” all unvested stock options and restricted stock will immediately vest. In addition, if at any time during the period that commences six months prior to and ends two years following the effective date of a “change of control,” the employee voluntarily terminates his employment for “good reason” (as defined below) or we terminate the employee’s employment other than for “cause,” the employee will be entitled to receive certain additional compensation and benefits from us, including the following:

•	a bonus for the year during which the employee’s employment is terminated, which shall not be less than the target bonus amount for such year and shall be pro-rated for the days served;

•	a severance payment equal to three times (in the case if Mr. Winkler) or 2.5 times (in the case of each of Messrs. Moore, Mayer, Maroney and Nibling) of the sum of the employee’s annual base salary and bonus (the greater of the target bonus amount or the highest annual bonus paid during the prior three fiscal years);

•	a payment equal to three times (in the case if Mr. Winkler) or 2.5 times (in the case of each of Messrs. Moore, Mayer, Maroney and Nibling) the amount we would be required to contribute on the employee’s behalf under our pension, 401(k), deferred compensation and other retirement plans based on the employee’s termination base salary;

•	the employee shall become fully vested in the employee’s accrued benefits under all pension, 401(k), deferred compensation or any other retirement plans maintained by us;

•	additional benefits, such as health and disability coverage and benefits and a lump sum payment in lieu of a car allowance for up to three years (in the case of Mr. Winkler) or 2.5 years (in the case of each Messrs. Moore, Mayer, Maroney and Nibling) following the date of termination and an extended exercise period for options granted after the effective date of the agreements, and in the case of Mr. Winkler, a lump sum payment in lieu of outplacement services equal to 15% of his termination base salary; and

•	in the case of Messrs. Winkler, Moore, Mayer, Maroney and Nibling, additional payments to compensate for excise taxes imposed by Section 4999 of the Internal Revenue Code on the compensation and benefits provided.

General

All payments under both the severance plan and the change of control plan are designed to be paid in lump sum, which is designed to avoid the taxation imposed by Section 409A of the Internal Revenue Code. Throughout the severance payout period (two years in the case of Mr. Winkler and 20 months in the case of Messrs. Moore, Mayer, Maroney and Nibling) or the change of control payout period (three years in the case of Mr. Winkler and 2.5 years in the case of Messrs. Moore, Mayer, Maroney and Nibling) the executive shall not induce any person in our employment to terminate such employment or accept employment with anyone other than us or, subject to certain limited exceptions, engage in any business or activity or render any services or provide any advice to any business or entity that directly or indirectly competes in any material manner with us. The initial term of Mr. Winkler’s agreement terminates on June 20, 2008, the third anniversary of the effective date of the agreement, while the initial term of the other officers’ agreements terminates on March 21, 2009, the second anniversary of the effective date of the agreements. Unless either party gives notice of its intention not to renew, the term will be automatically extended for successive one-year periods.

“Cause” is generally defined as the executive’s: (a) conviction of a felony; (b) commission of any act of theft, fraud, embezzlement or misappropriation against us that is materially injurious; (c) willful and continued failure to devote substantially all of his business time to our business affairs, which failure is not remedied within a reasonable time after written demand is delivered; (d) unauthorized disclosure of our confidential information that is materially injurious to us; or (e) knowing or willful material violation of federal or state securities laws.

A “change of control” is generally defined as one of the following: (a) any person becomes the beneficial owner of our securities representing 20% or more of our combined voting power; (b) a change in the majority of the membership of our board occurs without approval by two-thirds of the directors who are continuing directors; (c) we are merged, consolidated or combined with another corporation or entity and our stockholders prior to such transaction own less than 55% of the outstanding voting securities of the surviving entity; (d) a tender offer or exchange offer is made and consummated by a person or group of persons for the ownership of

20% or more of our voting securities; or (e) there is a disposition, transfer, sale or exchange of all or substantially all of our assets, or stockholder approval of a plan of our liquidation or dissolution.

“Good reason” is generally defined as any of the following which results in the terms of employee’s employment having been detrimentally and materially affected: (a) failure to re-elect or appoint the employee to any corporate office or directorship he currently occupies or a material reduction in his authority, duties or responsibilities or if the executive is assigned duties or responsibilities materially inconsistent from those immediately prior to such assignment; (b) a material reduction in the employee’s compensation, benefits and perquisites; (c) we fail to obtain a written agreement satisfactory to the executive from our successor or assigns to assume and perform his employment agreement; or (d) we require the executive to be based at any office located more than 50 miles from our current offices.

In accordance with the requirements of the rules of the SEC, the following table presents our reasonable estimate of the benefits payable to the named executive officers under our employment agreements: (1) assuming that a change of control and qualifying termination of employment occurred on December 31, 2007, the last business day of fiscal year 2007; (2) assuming that a change of control occurred on December 31, 2007, the last business day of fiscal year 2007; and (3) assuming that a termination of employment without cause (and not within the change of control protective period), as described above, occurred on December 31, 2007, the last business day of fiscal year 2007. Excluded are benefits provided to all employees, such as accrued vacation, and benefits provided by third parties under our life and other insurance policies. Also excluded are pro-rated bonuses for fiscal year 2007 as the trigger event occurs on the last day of 2007 and thus the payout would be the same as if the trigger event had not occurred. The bonuses earned for fiscal year 2007 are provided in the Summary Compensation Table. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a change of control, the named executive officers will receive the amounts reflected below.

							Value of
					Retirement	Value of	Restricted
		Cash	Other	Health and	Plan	Option	Stock	280G Tax	Total
Name	Trigger	Severance(1)	Benefits(2)	Insurance(3)	Contributions(4)	Acceleration(5)	Acceleration(6)	Gross-up(7)	Value(8)

Joseph C. Winkler	Change of Control Termination	$4,437,480	$111,600	$30,496	$27,600	$3,370,667	$2,728,217	$2,118,279	$12,824,339
	Change of Control No Termination	0	0	0	0	3,943,936	2,728,217	0	6,672,153
	Termination without Cause(9)	2,958,320	102,000	20,331	0	3,370,667	2,728,217	0	9,179,535

Brian K. Moore	Change of Control Termination	1,450,208	24,000	25,413	23,000	219,686	93,444	1,554,802	3,390,553
	Change of Control No Termination	0	0	0	0	430,238	93,444	0	532,682
	Termination without Cause(9)	978,091	16,000	16,942	0	219,686	93,444	0	1,324,163

J. Michael Mayer	Change of Control Termination	1,538,105	24,000	25,413	23,000	0	551,751	569,034	2,731,303
	Change of Control No Termination	0	0	0	0	152,957	551,751	0	704,708
	Termination without Cause(9)	1,027,454	16,000	16,942	0	0	551,751	0	1,612,147

James F. Maroney	Change of Control Termination	1,170,900	24,000	25,413	23,000	109,373	275,720	420,251	2,048,657
	Change of Control No Termination	0	0	0	0	235,029	275,720	0	510,749
	Termination without Cause(9)	782,161	16,000	16,942	0	109,373	275,720	0	1,200,196

Kenneth L. Nibling	Change of Control Termination	1,096,470	24,000	25,413	23,000	109,373	266,735	394,112	1,939,103
	Change of Control No Termination	0	0	0	0	228,497	266,735	0	495,232
	Termination without Cause(9)	732,442	16,000	16,942	0	109,373	266,735	0	1,141,492

(1)	Represents the dollar value of cash severance based upon the appropriate multiple for the executive, multiplied by (a) the sum of the executive’s annual base salary, plus (b) the greater of the target bonus amount or the highest annual bonus paid during the prior three fiscal years. Amounts do not include a pro-rated bonus for fiscal year 2007 as the trigger event occurs on the last day of 2007 and thus the payout would be the same as if the trigger event had not occurred.

(2)	Represents a lump sum payment in lieu of a car allowance for the payout period following the date of termination, plus, in the case of Mr. Winkler, a lump sum payment in lieu of outplacement services equal to 15% of executive’s termination base salary. The employment agreements also provide incremental benefits received from fully vested accrued benefits under all pension, 401(k), deferred compensation or any other retirement plans, and if it cannot accelerate, the incremental benefit received from the payment of unvested benefits made in lump sum plus tax gross-up. No such benefits were accrued to any named executive officer as of December 31, 2007.

(3)	Represents continued benefits, such as medical, dental, disability and life insurance coverage and benefits for the payout period, based on our current costs to provide such coverage.

(4)	Represents the dollar value of the payment based on the maximum amount we would be required to contribute on the executive’s behalf under our 401(k) Plan based on the appropriate multiple for the executive and the executive’s termination base salary. We do not currently have any pension, deferred compensation or other retirement plans.

(5)	Represents the aggregate value of the acceleration of vesting of the executive’s unvested stock options, based on the spread between the closing price of our common stock ($17.97) on the NYSE on December 31, 2007 and the stock options’ exercise prices. In the event of a change of control only, represents the aggregate value of the acceleration of vesting of the executive’s unvested stock options using the Black-Scholes model value based on the remaining expected life of the stock options.

(6)	Represents the aggregate value of the acceleration of vesting of the executive’s unvested restricted stock, based on the closing price of our common stock ($17.97) on the NYSE on December 31, 2007.

(7)	Represents an additional amount sufficient to offset the impact of any “excess parachute payment” excise tax and income tax payable by the executive pursuant to the provisions of the Internal Revenue Code (assuming a Federal tax rate of 36.45%) or any comparable provision of state law (assuming no state taxes). For ease of presentation, no value has at this time been ascribed to the non-competition provisions.

(8)	Excludes the value to the executive of the continued right to indemnification by us. Executives will be indemnified by us and will receive continued coverage under our directors’ and officers’ liability insurance (if applicable).

(9)	Termination without cause and not within six months prior to, or 24 months after, a change of control.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in our 2007 Annual Report on Form 10-K and in this proxy statement for the 2008 annual meeting of stockholders.

Compensation Committee of the Board of Directors
James D. Woods
R. Graham Whaling

Equity Compensation Plan Information

The following table provides information as of December 31, 2007, about compensation plans under which shares of our common stock may be issued to employees, consultants or non-employee directors of our board of directors upon exercise of options, warrants or rights.

			Number of Securities
			Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued Upon	Weighted-Average Exercise	Equity Compensation
	Exercise of Outstanding	Price of Outstanding	Plans (Excluding
	Options, Warrants and	Options, Warrants and	Securities Reflected in
Plan Category	Rights(a)	Rights(b)	Column (a))(c)

Plans approved by stockholders	2,586,191	$17.06	675,369
Plans not approved by stockholders	0	0	0

Total	2,586,191	$17.06	675,369

(a)	Represents the number of securities to be issued upon exercise of outstanding options under our 2001 Stock Incentive Plan (and its predecessor plan).

We assumed the CES 2003 Stock Incentive Plan and the IEM 2004 Stock Incentive Plan in connection with our September 2005 Combination with CES and IEM. While the plans will continue to govern the existing options granted thereunder, they were terminated in connection with the Combination as to any future awards. Similarly, we assumed the Pumpco Services, Inc. 2005 Stock Incentive Plan in connection with our acquisition of Pumpco Services, Inc. in November 2006 and while the plan will continue to govern the existing options granted thereunder, the plan was terminated in connection with the acquisition as to any future awards. As of December 31, 2007, (i) options for 931,828 shares of our common stock were outstanding under the CES 2003 Stock Incentive Plan with a weighted-average exercise price of $4.85; (ii) options for 67,742 shares of our common stock were outstanding under the IEM 2004 Stock Incentive Plan with a weighted-average exercise price of $5.67; and (iii) options for 145,000 shares of our common stock were outstanding under the Pumpco Services, Inc. 2005 Stock Incentive Plan with a weighted-average exercise price of $5.00.

(b)	Represents the weighted-average exercise price of outstanding options under our 2001 Stock Incentive Plan.

(c)	Represents the number of securities remaining available for issuance under our 2001 Stock Incentive Plan, excluding securities to be issued upon exercise of outstanding options under the 2001 Stock Incentive Plan, the CES 2003 Stock Incentive Plan, the IEM 2004 Stock Incentive Plan or the Pumpco Services, Inc. 2005 Stock Incentive Plan. On January 31, 2008 the Company issued options and shares of restricted stock covering 632,500 shares leaving only 85,810 shares available for issuance as of March 25, 2008. The amount shown does not include shares of our common stock available for issuance under the Complete Production Services, Inc. 2008 Incentive Award Plan proposed for approval by our stockholders at the annual meeting under Item No. 2 of this proxy statement. If approved, the aggregate number of shares of our common stock available for issuance under the Complete Production Services, Inc. 2008 Incentive Award Plan will be 2,500,000.

AUDIT MATTERS

Audit Committee Report

Following is the report of the Audit Committee with respect to Complete Production Services’ audited financial statements for the fiscal year ending December 31, 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2007 and the notes thereto.

The Audit Committee has reviewed and discussed our audited financial statements (including the quality of Complete Production Services, Inc.’s accounting principles) with management. Our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for establishing and maintaining internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f)) and for evaluating the effectiveness of those internal controls and for evaluating any changes in those controls that will, or is reasonably likely to, affect internal controls over financial reporting. Management is also responsible for establishing and maintaining disclosure controls (as defined in Exchange Act Rule 13a-15(e)) and for evaluating the effectiveness of disclosure controls and procedures.

The Audit Committee has reviewed and discussed our audited financial statements (including the quality of our accounting principles) with Grant Thornton LLP. The Audit Committee has discussed with Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees,” which includes, among other items, matters related to the conduct of the audit of our financial statements, and the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” Further, the Audit Committee reviewed Grant Thornton LLP’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the consolidated financial statements and financial statement schedules.

The Audit Committee has also received written disclosures and the letter from Grant Thornton LLP required by Public Company Accounting Oversight Board’s Rule 3600T, which adopts on an interim basis, Independence Standards Board Standard No. 1, as amended “Independence Discussions with Audit Committees,” and has discussed with Grant Thornton LLP its independence from us.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors of Complete Production Services, Inc. that its audited financial statements be included in the its Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Audit Committee of the Board of Directors
Michael McShane
W. Matt Ralls
R. Graham Whaling

Independent Registered Public Accountants

Grant Thornton LLP provided audit, audit-related and tax services to us during the fiscal years ended December 31, 2007 and 2006 as follows:

Type of Fees	Fiscal 2007	Fiscal 2006

Audit Fees	$2,437,255	$1,401,550
Audit-Related Fees	26,000	0
Tax Fees	1,250	250,000
All Other Fees	0	0

Total	$2,464,505	$1,651,550

Audit Fees

The category includes fees associated with our annual audit, our audit of internal controls over financial reporting and the review of our quarterly reports on Form 10-Q. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements and the assistance with the review of our SEC registration statements and our debt offering audit.

Audit-Related Fees

This category includes fees associated with accounting consultations and attestation services that are not required by statute or regulation.

Tax Fees

This category includes fees associated with tax return preparation, tax planning for merger and acquisition activities and tax consultations.

All Other Fees

We did not engage Grant Thornton LLP to provide any other services during the fiscal years ended December 31, 2007 or 2006.

Pre-Approval Policies and Procedures

The Audit Committee has specifically approved all of the audit, internal audit and non-audit services performed by Grant Thornton LLP and has determined the rendering of such non-audit services was compatible with maintaining Grant Thornton LLP’s independence. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit-related and non-audit related services not prohibited by law to be performed by our independent auditors and associated fees, provided the Chairman shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting. In fiscal year 2007 and 2006 all audit fees, audit-related fees and tax fees were approved by the Audit Committee directly.

From and after the effective date of the SEC rule requiring Audit Committee pre-approval of all audit and permissible non-audit services provided by independent registered public accountants, the Audit Committee has approved all audit and permissible non-audit services prior to such services being provided by Grant Thornton LLP. The Audit Committee, or one or more of its designated members that have been granted authority by the Audit Committee, meets to approve each audit or non-audit services prior to the engagement of Grant Thornton LLP for such services. Each such service approved by one or more of the authorized and designated members of the Audit Committee is presented to the entire Audit Committee at its next meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions Policy and Procedures

Effective as of February 2007, our board adopted written Related Party Transactions Policy and Procedures. A related party transaction (as defined below) may be consummated or may continue only if the Nominating Committee of our board of directors approves or ratifies the transaction in accordance with the guidelines set forth in the policy. If advance committee approval of a related party transaction requiring the committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the Chairman of the Nominating Committee subject to ratification of the transaction by the Nominating Committee at the committee’s next regularly scheduled meeting; provided that if ratification is not forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. Management shall present to the Nominating Committee each proposed related party transaction, including all relevant facts and circumstances relating thereto and shall update the Nominating Committee as to any material changes to any approved or ratified related party transaction and shall provide a status report at least annually at a regularly scheduled meeting of the Nominating Committee of all then current related party transactions. In addition, under our policy, any related party transactions which could reasonably be expected to have a material impact on our financial statements shall be brought to the attention of the Audit Committee of our board of directors.

For the purposes of our policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Complete Production Services, Inc. (including any of our subsidiaries) was, is or will be a participant and the amount involved exceeds $100,000, and in which any related party had, has or will have a direct or indirect interest. A “related party” includes: (i) any person who is, or at any time since the beginning of our last fiscal year was, a member of our board, one of our executive officers or a nominee to become a member of our board; (ii) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (iii) any immediate family member, as defined in the policy, of, or sharing a household with, any of the foregoing persons; and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a greater-than-five-percent beneficial ownership interest.

Prior to February 2007, the charter of the Audit Committee required that it review with management and our independent auditor any related party transactions brought to the Audit Committee’s attention which could reasonably be expected to have a material impact on our financial statements. In connection with this requirement, each of the transactions or relationships disclosed below were disclosed to and approved by our Audit Committee and our board of directors. In addition, transactions involving our directors were disclosed and reviewed by our Nominating Committee in its assessment of our directors’ independence requirements. To the extent such transactions are ongoing business relationships, they will continue only if ratified by our Nominating Committee in accordance with the guidelines set forth in our recently adopted related party transactions policy and procedures.

Related Person Transactions

Harold G. Hamm, one of our directors, is a majority owner as well as the Chairman and Chief Executive Officer of Continental Resources, Inc., an independent exploration and production company (“Continental Resources”). In connection with CES’s acquisition of Hamm Co. in 2004, CES entered into a Strategic Customer Relationship Agreement with Continental Resources. By virtue of our Combination in September 2005 with CES, we are now a party to such agreement. The agreement provides Continental Resources the option to engage a limited amount of our assets into a long-term contract at market rates. We sell services and products to Continental Resources and its subsidiaries. Revenues attributable to these sales totaled approximately $51.3 million for the year ended December 31, 2007. In addition, we lease offices and an oilfield yard from Continental Management Co. and Mr. Hamm for an aggregate of $13,396 per month. These leases expire between 2009 and 2010. Mr. Hamm is the owner of Continental Management Co.

Marcus A. Watts, one of our directors, is a partner in the law firm of Locke Lord Bissell & Liddell LLP. In 2007, we made payments of approximately $373,097 to Locke Lord Bissell & Liddell LLP for legal services.

Robert S. Boswell, one of our directors, served as Chairman and Chief Executive Officer of Laramie Energy, LLC, whose assets were sold in May 2007. Prior to this sale in May 2007, Laramie Energy paid us approximately $2.01 million for services during fiscal 2007.

We believe that all of these related party transactions were either on terms at least as favorable to us as could have been obtained through arm’s-length negotiations with unaffiliated third parties or were negotiated in connection with acquisitions, the overall terms of which were as favorable to us as could have been obtained through arm’s-length negotiations with unaffiliated third parties.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based solely on a review of copies of such forms received with respect to fiscal year 2007 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more that 10% of our Common Stock have complied with the reporting requirements of Section 16(a), except that (i) Jose Bayardo, our Vice President-Corporate Development and Investor Relations, filed his Form 3 late, and (ii) James Woods, our director, filed a late Form 4 regarding an option exercise.

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8.  Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2009 proxy statement, your proposal must be received by us no later than December 10, 2008, and must otherwise comply with Rule 14a-8. While our board will consider stockholder proposals, we reserve the right to omit from our proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to our Bylaws.  Under our Amended and Restated Bylaws (“bylaws”), in order to nominate a director or bring any other business before the stockholders at the 2009 annual meeting that will not be included in our proxy statement, you must comply with these procedures as described below. In addition, you must notify us in writing and such notice must be delivered to our Secretary no earlier than January 22, 2009 and later than February 21, 2009.

Our bylaws provide that a stockholder’s nomination must contain the following information about the nominee: (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act and Rule 14a-11 thereunder, and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected. Any candidates recommended by stockholders for nomination to the board will be evaluated in the same manner that nominees suggested by board members, management or other parties are evaluated.

Our bylaws provide that a stockholder’s notice of a proposed business item must include: a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made. In addition, the bylaws provide that a stockholder proposing any nomination or other business item must include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made: (i) the name and address of such stockholder, as they appear on our books, and of such beneficial owner; (ii) the class and number of shares of our capital stock which are owned beneficially and of record by such stockholder and such beneficial owner; (iii) a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; and (iv) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as our director.

You may write to our Secretary at our principal executive office, 11700 Old Katy Road, Suite 300, Houston, Texas 77079 to deliver the notices discussed above and for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, Complete Production Services, Inc., 11700 Old Katy Road, Suite 300, Houston, Texas 77079, or contact Investor Relations by telephone at (281) 372-2300. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act which might incorporate future filings made by us under those statutes, neither the preceding Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes, except to the extent we specifically incorporate such reports by reference therein. In addition, information on our website, other than our proxy statement and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

COMPLETE PRODUCTION SERVICES, INC.

James F. Maroney
Vice President, Secretary and General Counsel

APPENDIX A

COMPLETE PRODUCTION SERVICES, INC.

2008 INCENTIVE AWARD PLAN

Complete Production Services, Inc., a Delaware corporation (the “Company”), by resolution of its Board of Directors, hereby adopts the Complete Production Services, Inc. 2008 Incentive Award Plan, as the same may be amended or restated from time to time (the “Plan”).

The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of the members of the Board, Employees, and Consultants to those of the Company’s stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to the Company’s stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. The Plan succeeds the Complete Production Services, Inc. Amended and Restated 2001 Stock Incentive Plan, as amended from time to time.

ARTICLE I.

DEFINITIONS

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

1.1.  “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article XI. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 11.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

1.2.  “Award” shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalents award, a Deferred Stock award, a Stock Payment award or a Stock Appreciation Right, which may be awarded or granted under the Plan (collectively, “Awards”).

1.3.  “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

1.4.  “Award Limit” shall mean 900,000 shares of Common Stock, as adjusted pursuant to Section 11.3; provided, however, that each share of Common Stock subject to an Award shall be counted as one share against the Award Limit. Solely with respect to Performance Awards granted pursuant to Section 8.1(b) and payable in cash, “Award Limit” shall mean $4,000,000.

1.5.  “Board” shall mean the Board of Directors of the Company.

1.6.  “Change in Control” shall mean the occurrence of any of the following events:

(a) a transaction or series of transactions whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 20% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition, other than:

(i) an acquisition by an employee benefit plan or any trustee holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company; or

(ii) an acquisition by the Company or any Subsidiary; or

(iii) an acquisition pursuant to the offering of shares of Common Stock by the Company to the general public through a registration statement filed with the Securities and Exchange Commission; or

(iv) an acquisition of voting securities pursuant to a transaction described in clause (c) below that would not be a Change in Control under clause (c).

(b) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two thirds of the directors then comprising the Incumbent Board shall be considered to be members of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office was a result of an actual or threatened election contest with respect to the election or removal of directors; or

(c) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries or subsidiaries) of (x) a merger, consolidation, reorganization, or business combination, including without limitation, a reverse or forward triangular merger, or (y) the acquisition of assets or stock of another entity, in each case, other than a transaction, which results in the Company’s stockholders prior to such transaction owning at least 55% of the outstanding voting securities of the surviving or resulting corporation or entity.

(d) a tender offer or exchange offer is made and consummated by a person or group of persons other than the Company for the ownership of 20% or more of the Company’s voting securities; or

(e) a disposition, transfer, sale or exchange of all or substantially all of the Company’s assets, or the Company’s stockholders approve a plan of liquidation or dissolution of the Company.

For purposes of subsection (a) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the Company’s stockholders, and for purposes of subsection (c) above, the calculation of voting power shall be made as if the date of the consummation of the transaction or at the consummation of the last of a series of related transactions were a record date for a vote of the Company’s stockholders.

1.7.  “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.8.  “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee comprised solely of independent members of the Board, appointed as provided in Section 10.1.

1.9.  “Common Stock” shall mean the common stock of the Company, par value $0.01 per share.

1.10.  “Company” shall mean Complete Production Services, Inc., a Delaware corporation.

1.11.  “Consultant” shall mean any consultant or adviser that qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.

1.12.  “Deferred Stock” shall mean a right to receive Common Stock awarded under Section 8.5.

1.13.  “Director” shall mean a member of the Board as constituted from time to time.

1.14.  “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Common Stock) of dividends paid on Common Stock, awarded under Section 8.3.

1.15.  “DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

1.16.  “Effective Date” shall mean the date the Plan is approved by the Board, subject to approval of the Plan by the Company’s stockholders.

1.17.  “Eligible Individual” means any person who is an Employee, Consultant or a Non-Employee Director, as determined by the Administrator.

1.18.  “Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Subsidiary.

1.19.  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time

1.20.  “Fair Market Value” means, as of any date, the value of a share of Common Stock determined as follows:

(a) If the Common Stock is listed on any established stock exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market) or national market system, its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is not listed on an established stock exchange or national market system , but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) If the Common Stock is neither listed on an established stock exchange or a national market system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

1.21.  “Holder” shall mean a person who has been granted an Award.

1.22.  “Incentive Stock Option” shall mean an option is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

1.23.  “Non-Employee Director” shall mean a member of the Board who is not an Employee.

1.24.  “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.

1.25.  “Option” shall mean a right to purchase shares of Common Stock at a specified exercise price, granted under Article V. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall be Non-Qualified Stock Options.

1.26.  “Performance Award” shall mean a cash bonus award, stock bonus award, performance award or incentive award that is paid in cash, Common Stock or a combination of both, awarded under Section 8.1.

1.27.  “Performance-Based Compensation” means any compensation that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

1.28.  “Performance Criteria” means the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as following:

(a) The Performance Criteria that shall be used to establish Performance Goals are limited to the following: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization), (ii) gross or net sales or revenue, (iii) net income (either before or after taxes), (iv) operating earnings or profit, (v) cash flow (including, but not limited to, operating cash flow and free cash flow), (vi) return on assets, (vii) return on capital, (viii) return on stockholders’ equity, (ix) return on sales, (x) gross or net profit or operating margin, (xi) costs, (xii) funds from operations, (xiii) expenses, (xiv) working capital, (xv) earnings per share, (xvi) price per share of Common Stock, (xvii) regulatory body approval for commercialization of a product, (xviii) implementation or completion of critical projects, (xix) various safety statistics including any of (a) total reportable incident rates (TRIR), (b) loss time incident rates (LTIR) or (c) workers comp experience modifier and (xx) market share, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group.

(b) The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under United States generally accepted accounting principles (“GAAP”); (ix) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; or (xiv) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. For all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

1.29.  “Performance Goals” means, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The achievement of each Performance Goal shall be determined in accordance with GAAP to the extent applicable.

1.30.  “Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, and the payment of, a Performance Award.

1.31.  “Plan” means this Complete Production Services, Inc. 2008 Incentive Award Plan, as amended or restated from time to time.

1.32.  “Prior Award” means a stock option or restricted stock award granted under the Prior Plan.

1.33.  “Prior Plan” shall mean the Complete Production Services, Inc. Amended and Restated 2001 Stock Incentive Plan, as amended.

1.34.  “Restricted Stock” shall mean Common Stock awarded under Article VII that is subject to certain restrictions and to risk of forfeiture or repurchase.

1.35.  “Restricted Stock Units” shall mean rights to receive Common Stock awarded under Section 8.5.

1.36.  “Rule 16b-3” shall mean Rule 16b-3 promulgated under the Exchange Act, as such Rule may be amended from time to time.

1.37.  “Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

1.38.  “Stock Appreciation Right” shall mean a stock appreciation right granted under Article IX.

1.39.  “Stock Payment” shall mean: (a) a payment in the form of shares of Common Stock, or (b) an option or other right to purchase shares of Common Stock, as part of a bonus, deferred compensation or other arrangement awarded under Section 8.3.

1.40.  “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

1.41.  “Substitute Award” shall mean an Option granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option.

1.42.  “Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

1.43.  “Termination of Service” shall mean,

(a) As to a Consultant, the time when the engagement of a Holder as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Subsidiary.

(b) As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary.

(c) As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of the Award Agreement or otherwise, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Holder ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE II.

SHARES SUBJECT TO PLAN

2.1.  Shares Subject to Plan.

(a) Subject to Section 12.2(a) and Section 2.1(b), the aggregate number of shares of Common Stock that may be issued or transferred pursuant to Awards under the Plan initially shall be equal to two million five hundred thousand (2,500,000) (“Initial Authorized Shares”). In addition, in the event of any cancellation, termination, expiration or forfeiture of any Prior Award during the term of the Plan (including any unvested shares of Common Stock that are forfeited by the holder or repurchased by the Company pursuant to the terms of the applicable award agreement at a price not greater than the original purchase price paid by the holder), the number of shares of Common Stock that may be issued or transferred pursuant to Awards under the Plan shall be automatically increased by one share for each share subject to such Prior Award that is so cancelled, terminated, expired, forfeited or repurchased (collectively, the “Cancelled Prior Award Shares”). In no event, however, shall the aggregate number of shares available for issuance pursuant to Incentive Stock Options under the Plan exceed 2,500,000.

(b) To the extent that an Award terminates, expires, lapses, settles in cash, or is forfeited for any reason, any shares of Common Stock then subject to such Award shall again be available for the grant of an Award pursuant to the Plan. If any shares of Restricted Stock are surrendered by the Holder or repurchased by the Company pursuant to Section 7.4 hereof, such shares may again be granted or awarded hereunder. To the extent exercised, the full number of shares subject to an Option or Stock Appreciation Right shall be counted for purposes of calculating the aggregate number of shares of Common Stock available for issuance under the Plan and for purposes of calculating the share limitation set forth in Section 3.7, regardless of the actual number of shares issued or transferred upon any net exercise of an Option (in which Common Stock is withheld to satisfy the exercise price or taxes) or upon exercise of any Stock Appreciation Right for Common Stock or cash. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan. To the extent permitted by applicable law or any exchange rule, shares of Common Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Common Stock available for grant pursuant to this Plan, but shall be available under the Plan by virtue of the Company’s assumption of the plan or arrangement of the acquired company or business. Notwithstanding the provisions of this Section 2.1(b), no shares of Common Stock may again be awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code. Notwithstanding the provisions of this Section 2.1(b), no shares shall become available pursuant to this Section 2.1 to the extent that such return of shares would constitute a “material revision” of the Plan subject to stockholder approval under then applicable rules of the New York Stock Exchange (or any other applicable exchange or quotation system).

2.2.  Stock Distributed.  Any Common Stock distributed pursuant to an Award shall consist, in whole or in part, of authorized and unissued Common Stock, shares of Common Stock held in treasury or shares of Common Stock purchased on the open market.

ARTICLE III.

GRANTING OF AWARDS

3.1.  Participation.  The Administrator shall, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. No Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

3.2.  Award Agreement.  Each Award shall be evidenced by an Award Agreement. Award Agreements evidencing Awards intended to qualify as Performance-Based Compensation shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

3.3.  Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.4.  At-Will Employment.  Nothing in the Plan or in any Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Subsidiary.

3.5.  Foreign Holders.  Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign stock exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign stock exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Sections 2.1 and 3.7; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign stock exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Code, the Exchange Act, the Securities Act or any other securities law or governing statute or any other applicable law.

3.6.  Stand-Alone and Tandem Awards.  Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

3.7.  Award Limits.  Notwithstanding any provision in the Plan to the contrary, and subject to Section 12.2(a), the maximum number of shares of Common Stock with respect to one or more Awards that may be granted to any Eligible Individual during any calendar year shall not exceed the applicable Award Limit. To the extent required by Section 162(m) of the Code, shares subject to Awards which are canceled shall continue to be counted against the Award Limit. In addition, the maximum cash payment with respect to one or more Performance Awards granted pursuant to Section 8.1(b) and payable in cash that may be granted to any Eligible Individual during any calendar year shall not exceed the Award Limit.

ARTICLE IV.

PROVISIONS APPLICABLE TO AWARDS INTENDED TO QUALIFY AS
PERFORMANCE-BASED COMPENSATION.

4.1.  Purpose.  The Committee, in its sole discretion, may determine whether an Award is to qualify as Performance-Based Compensation. If the Committee, in its sole discretion, decides to grant such an Award to an Eligible Individual that is intended to qualify as Performance-Based Compensation, then the provisions of this Article IV shall control over any contrary provision contained in this Plan. The Administrator may in its sole discretion grant Awards to Eligible Individuals that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article IV and that are not intended to qualify as Performance-Based Compensation.

4.2.  Applicability.  The grant of an Award to an Eligible Individual for a particular Performance Period shall not require the grant of an Award to such Individual in any subsequent Performance Period and the grant of an Award to any one Eligible Individual shall not require the grant of an Award to any other Eligible Individual in such period or in any other period.

4.3.  Types of Awards.  Notwithstanding anything in the Plan to the contrary, the Committee may grant any type of Award to an Eligible Individual intended to qualify as Performance-Based Compensation, including, without limitation, Restricted Stock the restrictions with respect to which lapse upon the attainment of specified Performance Goals and any performance or incentive Awards described in Article VIII that vest or become exercisable or payable upon the attainment of one or more specified Performance Goals.

4.4.  Procedures with Respect to Performance-Based Awards.  To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Articles VII or VIII to one or more Eligible Individuals that is intended to qualify as Performance-Based Compensation, no later than 90 days following the commencement of any Performance Period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Eligible Individuals, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period based on the Performance Criteria, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Holder for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned under such Awards, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

4.5.  Payment of Performance-Based Awards.  Unless otherwise provided in the applicable Award Agreement, as to an Award that is intended to qualify as Performance-Based Compensation, the Holder must be employed by the Company or a Subsidiary throughout the Performance Period. Furthermore, a Holder shall be eligible to receive payment pursuant to such Awards for a Performance Period only if and to the extent the Performance Goals for such period are achieved.

4.6.  Additional Limitations.  Notwithstanding any other provision of the Plan, any Award which is granted to an Eligible Individual and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code or any regulations or rulings issued thereunder that are requirements for qualification as Performance-Based Compensation, and the Plan and the Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE V.

GRANTING OF OPTIONS

5.1.  Granting of Options to Eligible Individuals.

(a) The Administrator shall from time to time, in its sole discretion, and, subject to applicable limitations of the Plan:

(i) Select from among the Eligible Individuals (including Eligible Individuals who have previously received Awards under the Plan) such of them as in its opinion should be granted Options;

(ii) Subject to Section 3.7, determine the number of shares to be subject to such Options granted to the selected Eligible Individuals;

(iii) Subject to Section 5.2, determine whether such Options are to be Incentive Stock Options or Non-Qualified Stock Options; and

(iv) Determine the terms and conditions of such Options, which shall not be inconsistent with the Plan.

(b) Upon the selection of an Eligible Individual to be granted an Option, the Administrator shall instruct the Secretary of the Company to issue the Option and may impose such conditions on the grant of the Option as it deems appropriate.

5.2.  Qualification of Incentive Stock Options.  No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any subsidiary corporation of the Company (as defined in Section 424(f) of the Code). Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the fair market value of stock shall be determined as of the time the respective options were granted.

5.3.  Option Exercise Price.  The exercise price per share of Common Stock subject to each Option shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

5.4.  Option Term.  The term of each Option shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Options, which time period may not extend beyond the term of the Option term. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder, the Administrator may extend the term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Holder, and may amend any other term or condition of such Option relating to such a Termination of Service.

5.5.  Option Vesting.

(a) The period during which the right to exercise, in whole or in part, an Option vests in the Holder shall be set by the Administrator and the Administrator may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Subsidiary, any of the Performance Criteria, or any other criteria selected by the Administrator. At any time after grant of an Option, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option vests.

(b) No portion of an Option which is unexercisable at the Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the Award Agreement or by action of the Administrator following the grant of the Option.

5.6.  Substitute Awards.  Notwithstanding the foregoing provisions of this Article V to the contrary, in the case of an Option that is a Substitute Award, the price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

5.7.  Substitution of Stock Appreciation Rights.  The Administrator may provide in the Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided, that such Stock Appreciation Right shall be exercisable with respect to the same number of shares of Common Stock for which such substituted Option would have been exercisable.

ARTICLE VI.

EXERCISE OF OPTIONS

6.1.  Partial Exercise.  An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of shares.

6.2.  Manner of Exercise.  All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a) A written notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c) In the event that the Option shall be exercised pursuant to Section 10.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option; and

(d) Full payment of the exercise price and applicable withholding taxes to the Secretary of the Company for the shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Section 10.1.

6.3.  Notification Regarding Disposition.  The Holder shall give the Company prompt notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such shares to such Holder.

ARTICLE VII.

AWARD OF RESTRICTED STOCK

7.1.  Award of Restricted Stock.

(a) The Administrator shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

(b) The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that such purchase price shall be no less than the par value of the Common Stock to be purchased, unless otherwise permitted by applicable state law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

7.2.  Rights as Stockholders.  Subject to Section 7.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said shares, subject to the restrictions in his or her Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Common Stock shall be subject to the restrictions set forth in Section 7.3.

7.3.  Restrictions.  All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of each individual Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Holder’s duration of employment, directorship or consultancy with the Company, the Performance Criteria, Company performance, individual performance or other criteria selected by the Administrator. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the Award Agreement, or continue to vest such Restricted Stock in accordance with the terms of the Award Agreement following a Termination of Service. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

7.4.  Repurchase or Forfeiture of Restricted Stock.  If no price was paid by the Holder for the Restricted Stock, upon a Termination of Service the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock. The Administrator in its sole discretion may provide, in the Award Agreement or by action after the Restricted Stock is issued, that in the event of certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall either vest immediately upon the occurrence of such specified event or continue to vest in accordance with the terms of the Award Agreement and, if applicable, the Company shall not have a right of repurchase.

7.5.  Certificates for Restricted Stock.  Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its sole discretion, retain physical possession of any stock certificate until such time as all applicable restrictions lapse.

7.6.  Section 83(b) Election.  If a Holder makes an election under Section 83(b) of the Code, or any successor section thereto, to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

ARTICLE VIII.

AWARD OF PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, DEFERRED STOCK,
STOCK PAYMENTS, RESTRICTED STOCK UNITS

8.1.  Performance Awards.

(a) The value of Performance Awards may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. In making such determinations, the Administrator shall consider (among such other factors as it deems relevant in light of the specific type of Award) the contributions, responsibilities and other compensation of the particular Eligible Individual. Performance Awards may be paid in cash, shares of Common Stock, or both, as determined by the Administrator.

(b) Without limiting Section 8.1(a), the Administrator may grant to any Employee Performance Awards intended to qualify as Performance Based Compensation, payable in cash based upon the attainment of objective Performance Goals which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator, and which comply with Article IV.

8.2.  Dividend Equivalents.

(a) Dividend Equivalents may be granted by the Administrator based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award is granted to a Holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Administrator.

(b) Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

8.3.  Stock Payments.  The number or value of shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Subsidiary, determined by the Administrator. Stock Payments may, but are not required to be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

8.4.  Deferred Stock.  The number of shares of Deferred Stock shall be determined by the Administrator and may be based on one or more Performance Criteria or other specific criteria, including service to the Company or any Subsidiary, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Common Stock underlying a Deferred Stock award will not be issued until the Deferred Stock award has vested, pursuant to a vesting schedule or other conditions or criteria set by the Administrator. Unless otherwise provided by the Administrator, a Holder of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Award has vested and the Common Stock underlying the Award has been issued to the Holder.

8.5.  Restricted Stock Units.  The number and terms and conditions of Restricted Stock Units shall be determined by the Administrator. The Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including conditions based on one or more Performance Criteria or other specific criteria, including service to the Company or any Subsidiary, in each case on a specified date or dates or over any period or periods, as the Administrator determines,. The Administrator shall specify, or permit the Holder to elect, the conditions and dates upon which the shares of Common Stock underlying the Restricted Stock Units which shall be issued, which dates shall not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable and which conditions and dates shall be subject to compliance with Section 409A of the Code. On the distribution dates, the Company shall issue to the Holder one unrestricted, fully transferable share of Common Stock for each vested and nonforfeitable Restricted Stock Unit.

8.6.  Term.  The term of a Performance Award, Dividend Equivalent award, Deferred Stock award, Stock Payment award and/or Restricted Stock Unit award shall be set by the Administrator in its sole discretion.

8.7.  Exercise or Purchase Price.  The Administrator may establish the exercise or purchase price of a Performance Award, shares of Deferred Stock, shares distributed as a Stock Payment award or shares distributed pursuant to a Restricted Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a share of Common Stock, unless otherwise permitted by applicable state law.

8.8.  Exercise upon Termination of Service.  A Performance Award, Dividend Equivalent award, Deferred Stock award, Stock Payment award and/or Restricted Stock Unit award is exercisable or distributable only while the Holder is an Employee, Director or Consultant, as applicable. The Administrator, however, in its sole discretion may provide that the Performance Award, Dividend Equivalent award, Deferred Stock award, Stock Payment award and/or Restricted Stock Unit award may be exercised or distributed subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service.

ARTICLE IX.

AWARD OF STOCK APPRECIATION RIGHTS

9.1.  Grant of Stock Appreciation Rights.  A Stock Appreciation Right may be granted: (a) in connection and simultaneously with the grant of an Option, or (b) independent of an Option. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Administrator shall impose.

9.2.  Coupled Stock Appreciation Rights.

(a) A Coupled Stock Appreciation Right (“CSAR”) shall be related to a particular Option and shall be exercisable only when and to the extent the related Option is exercisable.

(b) A CSAR may be granted to the Holder for no more than the number of shares subject to the simultaneously granted Option to which it is coupled.

(c) A CSAR shall entitle the Holder (or other person entitled to exercise the Option pursuant to the Plan) to surrender to the Company unexercised a portion of the Option to which the CSAR relates (to the extent then exercisable pursuant to its terms) and to receive from the Company in exchange therefor an amount determined by multiplying (i) the difference obtained by subtracting the exercise price per share of the CSAR from (ii) the Fair Market Value of a share of Common Stock on the date of exercise of the CSAR by the number of shares of Common Stock with respect to which the CSAR shall have been exercised, subject to any limitations the Administrator may impose.

9.3.  Independent Stock Appreciation Rights.

(a) An Independent Stock Appreciation Right (“ISAR”) shall be unrelated to any Option and shall have a term set by the Administrator in its sole discretion, which term shall not be more than ten years following the date of grant of the ISAR. An ISAR shall be exercisable in such installments as the Administrator may determine. An ISAR shall cover such number of shares of Common Stock as the Administrator may determine. The exercise price per share of Common Stock subject to each ISAR shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the ISAR is granted. An ISAR is exercisable only while the Holder is an Employee, Non-Employee Director or Consultant; provided, that the Administrator may determine that the ISAR may be exercised subsequent to Termination of Service or following a Change in Control, or because of the Holder’s retirement, death or disability, or termination without cause, or otherwise to the extent not inconsistent with the terms of any employment agreement or other commitments made by the Company.

(b) An ISAR shall entitle the Holder (or other person entitled to exercise the ISAR pursuant to the Plan) to exercise all or a specified portion of the ISAR (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying (i) the difference obtained by subtracting the exercise price per share of the ISAR from the Fair Market Value of a share of Common Stock on the date of exercise of the ISAR by (ii) the number of shares of Common Stock with respect to which the ISAR shall have been exercised, subject to any limitations the Administrator may impose.

9.4.  Payment.  Payment of the amounts determined under Section 9.2(c) and 9.3(b) above shall be in cash, shares of Common Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

ARTICLE X.

ADDITIONAL TERMS OF AWARDS

10.1.  Payment.  The Administrator shall determine the methods by which payments with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) shares of Common Stock (including, in the case of payment of the exercise price of an Award, shares of Common Stock issuable pursuant to the exercise of the Award) or shares of Common Stock held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a notice that the Holder has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required, provided, that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) any other form of legal consideration acceptable to the Administrator. The Administrator shall also determine the methods by which shares of Common Stock shall be delivered or deemed to be delivered to Holders. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

10.2.  Tax Withholding.  The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA or employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of this Plan. The Administrator may in its sole discretion and in satisfaction of the foregoing requirement allow a Holder to elect to have the Company withhold shares of Common Stock otherwise issuable under an Award (or allow the surrender of shares of Common Stock). The number of shares of Common Stock which may be so withheld or surrendered shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Administrator shall determine the fair market value of the Common Stock, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless option exercise involving the sale of shares to pay the option exercise price or tax withholding obligation.

10.3.  Transferability of Awards.

(a) Except as otherwise provided in Section 10.3(b):

(i) No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed;

(ii) No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and

(iii) During the lifetime of the Holder, only the Holder may exercise an Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Holder’s will or under the then applicable laws of descent and distribution.

(b) Notwithstanding Section 10.3(a), the Administrator, in its sole discretion, may determine to permit a Holder to transfer a Non-Qualified Stock Option to any one or more Permitted Transferees (as defined below), subject to the following terms and conditions: (i) a Non-Qualified Stock Option transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) any Non-Qualified Stock Option which is transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Non-Qualified Stock Option as applicable to the original Holder (other than the ability to further transfer the Non-Qualified Stock Option); and (iii) the Holder and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer. For purposes of this Section 10.3(b), “Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined under the instructions to use of the Form S-8 Registration Statement under the Securities Act, or any other transferee specifically approved by the Administrator after taking into account any state, federal, local or foreign tax and securities laws applicable to transferable Non-Qualified Stock Options.

(c) Notwithstanding Section 10.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Holder, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married and resides in a community property state, a designation of a person other than the Holder’s spouse as his or her beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written consent of the Holder’s spouse. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time provided the change or revocation is filed with the Administrator prior to the Holder’s death.

10.4.  Conditions to Issuance of Shares.

(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing shares of Common Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance of such shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Common Stock are listed or traded, and the shares of Common Stock are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board may require that a Holder make such reasonable covenants, agreements, and representations as the Board, in its sole discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b) All Common Stock certificates delivered pursuant to the Plan and all shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Common Stock is listed, quoted, or traded. The Administrator may place legends on any Common Stock certificate or book entry to reference restrictions applicable to the Common Stock.

(c) The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d) No fractional shares of Common Stock shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down.

10.5.  Forfeiture Provisions.  Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in the terms of Awards made under the Plan, or to require a Holder to agree by separate written instrument, that: (a)(i) any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Common Stock underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (b)(i) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (ii) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (iii) the Holder incurs a Termination of Service for “cause” (as such term is defined in the sole discretion of the Administrator, or as set forth in a written agreement relating to such Award between the Company and the Holder).

10.6.  Prohibition on Repricing.  Subject to Section 12.2, the Administrator shall not, without the approval of the stockholders of the Company, authorize the amendment of any outstanding Award to reduce its price per share. Furthermore, no Award shall be canceled and replaced with the grant of an Award having a lesser price per share without the further approval of stockholders of the Company. Subject to Section 12.2, the Administrator shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award.

ARTICLE XI.

ADMINISTRATION

11.1.  Administrator.  The Compensation Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as both a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule, an “outside director” for purposes of Section 162(m) of the Code and an “independent director” under the rules of the New York Stock Exchange (or other principal securities market on which shares of Common Stock are traded); provided, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 11.l or otherwise provided in any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 11.6.

11.2.  Duties and Powers of Committee.  It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan and the Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Award Agreement, provided that the rights or obligations of the holder of the Award that is the subject of any such Award Agreement are not affected adversely by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 12.10. Any such grant or award under the Plan need not be the same with respect to each holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee.

11.3.  Action by the Committee.  Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

11.4.  Authority of Administrator.  Subject to any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:

(a) Designate Eligible Individuals to receive Awards;

(b) Determine the type or types of Awards to be granted to each Holder;

(c) Determine the number of Awards to be granted and the number of shares of Common Stock to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Common Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

11.5.  Decisions Binding.  The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

11.6.  Delegation of Authority.  To the extent permitted by applicable law, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards; provided, however, that in no event shall an officer be delegated the authority to grant awards to, or amend awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, (b) any Employee who is a “covered employee” within the meaning of Section 162(m) of the Code, or (c) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 11.6 shall serve in such capacity at the pleasure of the Board and the Committee.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

12.1.  Amendment, Suspension or Termination of the Plan.  Except as otherwise provided in this Section 12.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator. However, without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 12.2, (i) increase the limits imposed in Section 2.1 on the maximum number of shares which may be issued under the Plan, or (ii) decrease the exercise price of any outstanding Option or Stock Appreciation Right granted under the Plan. Except as provided in Section 12.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after February 21, 2018.

12.2.  Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 2.1 on the maximum number and kind of shares which may be issued under the Plan, and adjustments of the Award Limit); (ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code or any successor provision.

(b) In the event of any transaction or event described in Section 12.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles

(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 12.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Notice; and

(v) To provide that the Award cannot vest, be exercised or become payable after such event.

(c) Notwithstanding any other provision of the Plan, in the event of a Change in Control, each outstanding Award shall be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the Administrator may cause any or all of such Awards to become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such Awards to lapse. If an Award is exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Holder that the Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Award shall terminate upon the expiration of such period. For the purposes of this Section 12.2(c), an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each share of Common Stock subject to an Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

(d) The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of this Plan.

(e) With respect to Awards which are intended to qualify as Performance-Based Compensation, no adjustment or action described in this Section 12.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify as Performance-Based Compensation, unless the Administrator determines that the Award should not so qualify. No adjustment or action described in this Section 12.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions.

(f) The existence of the Plan, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(g) No action shall be taken under this Section 12.2 which shall cause an Award to fail to comply with Section 409A of the Code or the Treasury Regulations thereunder, to the extent applicable to such Award.

12.3.  Approval of Plan by Stockholders.  The Plan will be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan. Awards may be granted or awarded prior to such stockholder approval, provided that such Awards shall not be exercisable, shall not vest and the restrictions thereon shall not lapse and no shares of Common Stock shall be issued pursuant thereto prior to the time when the Plan is approved by the stockholders, and provided further that if such approval has not been obtained at the end of said twelve (12) month period, all Awards previously granted or awarded under the Plan shall thereupon be canceled and become null and void.

12.4.  No Stockholders Rights.  Except as otherwise provided herein, a Holder shall have none of the rights of a stockholder with respect to shares of Common Stock covered by any Award until the Holder becomes the record owner of such shares of Common Stock.

12.5.  Paperless Administration.  In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

12.6.  Effect of Plan upon Other Compensation Plans.  The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

12.7.  Compliance with Laws.  The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of shares of Common Stock and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state, federal and foreign securities law and margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

12.8.  Titles and Headings, References to Sections of the Code.  The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code shall include any amendment or successor thereto.

12.9.  Governing Law.  The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.

12.10.  Section 409A.  To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

12.11.  No Rights to Awards.  No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly.

12.12.  Unfunded Status of Awards.  The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.

12.13.  Indemnification.  To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

12.14.  Relationship to other Benefits.  No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

12.15.  Expenses.  The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

* * * * *

I hereby certify that the foregoing Complete Production Services, Inc. 2008 Incentive Award Plan was duly adopted by the Board of Directors of Complete Production Services, Inc. on February 21, 2008.

* * * * *

I hereby certify that the foregoing Complete Production Services, Inc. 2008 Incentive Award Plan was approved by the stockholders of Complete Production Services, Inc. on May 22, 2008

* * * * *

Executed on this   day of          , 2008.

James F. Maroney, III,
Corporate Secretary

COMPLETE PRODUCTION SERVICES, INC.
ANNUAL MEETING OF STOCKHOLDERS
May 22, 2008
9:00 a.m.
The Lancaster Hotel
701 Texas Avenue
Houston, TX 77002

Complete Production Services, Inc.
11700 Old Katy Road, Suite 300
Houston, Texas, 77079
proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 22, 2008.
The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.
By signing the proxy, you revoke all prior proxies and appoint Joseph C. Winkler and James F. Maroney, and each of them acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
See reverse for voting instructions.

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Complete Production Services, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-9397.
ò Please detach here ò
The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	To elect three	01 Robert S. Boswell	03 Marcus A. Watts	☐	Vote FOR	☐	Vote
	Class III directors	02 Michael McShane			all nominees		WITHHELD
	to serve for three-				(except as		from all
	year terms until the				marked)		nominees
annual meeting of
stockholders in
2011:

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To approve the Complete Production Services, Inc. 2008 Incentive Award Plan.

☐ For	☐ Against	☐ Abstain

3.	To ratify the appointment of Grant Thornton LLP as our independent registered public accountants for the year ending December 31, 2008.

☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2 AND 3.

Address Change? Mark Box      ☐      Indicate changes below:

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.